United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy statement pursuant to section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material under sec. 240.14a-12

NEWPORT CORPORATION

  (Name of Registrant as specified in its charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL ONE
PROPOSAL TWO
PROPOSAL THREE

NEWPORT CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 19, 2009
To the Stockholders of Newport Corporation:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Newport Corporation will be held at our corporate headquarters, located at 1791 Deere Avenue, Irvine, California 92606, on Tuesday, May 19, 2009, at 9:00 a.m. Pacific Time, for the purpose of considering and acting upon the following:
1.	To elect two Class I directors to serve for four years;

2.	To ratify the appointment of Deloitte & Touche LLP as Newport’s independent auditors for the fiscal year ending January 2, 2010;

3.	To consider a stockholder proposal to declassify Newport’s Board of Directors; and

4.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice.
Only stockholders of record at the close of business on March 30, 2009 are entitled to notice of and to vote at the meeting.
All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to vote by proxy prior to the meeting. Any stockholder attending the meeting may vote in person even if he or she has voted by proxy.

By order of the Board of Directors
/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and Corporate Secretary

April 6, 2009
Irvine, California
YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY PROXY PRIOR TO THE MEETING. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE DO SO PROMPTLY TO ENSURE YOUR PROXY ARRIVES IN SUFFICIENT TIME.

NEWPORT CORPORATION
PROXY STATEMENT
General Information
Proxy Statement and Solicitation of Proxies
Solicitation by Board
This proxy statement is being furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders to be held on May 19, 2009.
Solicitation of Proxies and Related Expenses
All expenses incurred in connection with this solicitation shall be borne by us. We anticipate that this solicitation of proxies will be made primarily by mail and pursuant to Rule 14a-16 of the Securities Exchange Act of 1934, as amended; however, in order to ensure adequate representation at the meeting, our directors, officers and employees may communicate with stockholders, brokerage houses and others by telephone, facsimile or electronic transmission, or in person to request that proxies be furnished. We may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.
Record Date and Voting Securities
Our Board of Directors has fixed the close of business on March 30, 2009 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. As of the record date, there were 36,109,634 shares of our common stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held as of the record date.
Availability of Materials
We are making this proxy statement and our Annual Report on Form 10-K for our fiscal year ended January 3, 2009 available to all stockholders of record on the record date for the meeting for the first time on or about April 6, 2009. On such date, we are mailing to each stockholder of record on the record date for the meeting either a Notice Regarding the Availability of Proxy Materials informing the stockholder of how to electronically access a copy of this proxy statement and our Annual Report on Form 10-K and how to vote online (the “Notice”), or printed copies of such materials, if printed copies have been previously requested by the stockholder. If any stockholder who receives a Notice would like to receive printed copies of such materials, such printed copies may be requested, free of charge, by following the instructions contained in the Notice.
We are also making available on our Internet site at www.newport.com/2008annualreport a web-based Annual Report to Stockholders containing information regarding our business which supplements the business and financial information contained in our Annual Report on Form 10-K. Except as may be required by Securities and Exchange Commission rules and regulations, our Annual Report on Form 10-K and our web-based Annual Report to Stockholders are not to be regarded as proxy soliciting material or as communications by means of which any solicitation is to be made.

Voting Rights
A majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In tabulating the voting result for any proposal requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote, abstentions will be considered shares present and entitled to vote, and broker non-votes will not be considered shares present and entitled to vote. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors. In determining whether any other proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted.
Vote Required
A quorum is required for the approval of any of the proposals set forth herein. Directors will be elected by a plurality of the votes cast. The approval of any other proposal to be considered at the annual meeting requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the annual meeting in person or by proxy.
Voting of Proxies
Stockholders may vote by proxy or in person at the meeting. To vote by proxy, stockholders may vote by Internet, telephone or mail. The instructions and information needed to access our proxy materials and vote by Internet can be found in the Notice. Alternatively, if printed copies of our proxy materials have been requested by a stockholder, the instructions and information needed to vote by Internet, telephone or mail can be found in the proxy card accompanying such materials.
If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (each, a “Nominee”), then your Nominee, as the record owner of the shares, must vote those shares in accordance with your instructions. Please refer to the voting instruction form that your Nominee makes available to you for voting your shares.
Two of our officers, Robert J. Phillippy and Charles F. Cargile, have been designated by our Board as proxies for voting on matters brought before the 2009 annual meeting. Each proxy properly received by us prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted (i) FOR election of the director nominees listed therein, (ii) FOR ratification of our appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 2, 2010, and (iii) AGAINST the stockholder proposal to declassify our Board of Directors.
Revoking a Proxy
Any proxy may be revoked or superseded by executing a later proxy or by giving notice of revocation in writing prior to, or at, the annual meeting, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of the proxy. Any written notice revoking a proxy should be sent to our Corporate Secretary at our corporate offices at 1791 Deere Avenue, Irvine, California 92606, and must be received prior to the commencement of the meeting.
If your shares are held in the name of a Nominee, you may change your vote by submitting new voting instructions to your Nominee. Please note that if your shares are held of record by a Nominee and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your Nominee.

Stockholder Proposals
Any stockholder desiring to submit a proposal for action at our 2010 annual meeting of stockholders and presentation in our proxy statement for such meeting should deliver the proposal to us at our corporate offices no later than December 7, 2009 in order to be considered for inclusion in our proxy statement relating to that meeting. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, as amended, rules and regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer. In addition, our bylaws contain procedures for stockholders to submit nominations of director candidates, which are discussed under the heading “Stockholder Nominations” on page 9 of this proxy statement.
Rule 14a-4 under the Securities Exchange Act of 1934, as amended, governs our use of our discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in our proxy statement. Such rule provides that if a proponent of a proposal fails to notify us at least 45 days prior to the current year’s anniversary of the date of mailing of the prior year’s proxy statement, then we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We anticipate that our next annual meeting will be held in May 2010. If we do not receive any stockholder proposals for our 2010 annual meeting before February 20, 2010, we will be able to use our discretionary voting authority as outlined above.
Other Matters
Management is not aware of any other matters that will be presented for consideration at our 2009 annual meeting. If any other matter not mentioned in this proxy statement is brought before the meeting, the proxies named above will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.
Newport Corporate Office
Our corporate offices are located at 1791 Deere Avenue, Irvine, California 92606.

Proposal One
Election of Directors
The size of our Board is currently fixed at eight directors. The Board is divided into four classes, with one class of directors elected each year for a term of four years. Our Board currently consists of seven directors, with one vacancy in Class II. At our 2009 annual meeting, two directors will be elected to serve as Class I directors until our annual meeting in 2013. Our Class II director will continue to serve until our annual meeting in 2010, our Class III directors will continue to serve until our annual meeting in 2011, and our Class IV directors will continue to serve until our annual meeting in 2012. Our Board continues to evaluate whether it is advisable to fill the vacancy on the Board. Such vacancy is not eligible to be filled at the 2009 annual meeting.
Class I Director Nominees
Based upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the individuals set forth below to serve as Class I directors until our annual meeting of stockholders in 2013:

			Director
Name	Principal Occupation	Age	Since
Michael T. O’Neill	President and Chief Executive Officer, Miragene, Inc.	68	2003

Markos I. Tambakeras	Former Chairman, Chief Executive Officer and President, Kennametal, Inc.	58	2008
Michael T. O’Neill was appointed to the Board in April 2003. Since November 2000, Mr. O’Neill has served as President and Chief Executive Officer, and as a director, of Miragene, Inc., a biotechnology company. From May 1995 to October 2000, Mr. O’Neill served as an independent consultant to several private companies in the biotechnology industry. From 1973 to 1995, Mr. O’Neill was employed by Beckman Instruments, Inc., a manufacturer of automated analytical systems for the life and health sciences market, in various management positions, most recently as Senior Vice President, Worldwide Commercial Operations from 1993 to 1995, and as Group Vice President, Life Sciences Operations from 1989 to 1993.
Markos I. Tambakeras was appointed to the Board in May 2008. From December 2006 to present, Mr. Tambakeras has been an independent investor. From July 2002 to December 2006, he served as Executive Chairman of Kennametal Inc., a global tooling solutions supplier, and served as its President and Chief Executive Officer from July 1999 to December 2005. Prior to joining Kennametal, Mr. Tambakeras spent 19 years with Honeywell International, Inc. in a number of management positions, most recently as President of its Industrial Controls Group. Mr. Tambakeras currently serves as a member of the Board of Trustees of Arizona State University. Mr. Tambakeras also serves on the boards of directors of two other public companies, ITT Corporation and Parker-Hannifin Corporation.
Unless otherwise instructed, each proxy received by us will be voted in favor of the election of Messrs. O’Neill and Tambakeras as Class I directors. The nominees have indicated that they are willing and able to serve as directors if elected. If the nominees should become unable or unwilling to serve, it is the intention of the persons designated as proxies to vote instead, in their discretion, for such other persons as may be designated as nominees by our Board.
The Board of Directors recommends a vote “FOR” the election of Messrs. O’Neill and Tambakeras as Class I directors.

Continuing Directors
The following directors will continue to serve on our Board:

				Term	Director
Name	Principal Occupation	Age	Class	Expires	Since
Kenneth F. Potashner, Chairman	Independent Investor	51	II	2010	1998

Robert L. Guyett	President and Chief Executive Officer, Crescent Management Enterprises, LLC	72	IV	2012	1990

C. Kumar N. Patel	Professor of Physics and Astronomy, University of California, Los Angeles; Chairman and Chief Executive Officer, Pranalytica, Inc.	70	III	2011	1986

Robert J. Phillippy	President and Chief Executive Officer, Newport Corporation	48	IV	2012	2007

Peter J. Simone	Independent Consultant	61	III	2011	2003
Kenneth F. Potashner was elected to the Board in 1998. He served as the Board’s Lead Independent Director from August 2003 to August 2006. In September 2007, Mr. Potashner was appointed as Chairman of the Board. From May 2003 to present, Mr. Potashner has been an independent investor. From 1996 to May 2003, he was Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics, power systems and high voltage capacitors, and he also served as President and Chief Executive Officer of Maxwell Technologies from 1996 to October 1998. From November 1998 to August 2002, Mr. Potashner was President, Chief Executive Officer and Chairman of SONICblue Incorporated (formerly S3 Incorporated), a supplier of digital media appliances and services. Mr. Potashner was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems, from 1994 to 1996. From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a manufacturer of disk drives. From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a manufacturer of computers and peripherals, culminating with the position of Vice President of Worldwide Product Engineering in 1991. Mr. Potashner serves on the boards of directors of several private companies and serves on the board of directors of one other public company, Applied Solar, Inc.
Robert L. Guyett was elected to the Board in 1990. Since April 1996, Mr. Guyett has been President and Chief Executive Officer of Crescent Management Enterprises, LLC, a financial management and investment advisory services firm. From May 2003 until May 2007, he served as Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics, power systems and high voltage capacitors. From May 1995 to December 1996, he was a consultant to Engelhard Corporation, an international specialty chemical and precious metals company. Between September 1991 and May 1995, Mr. Guyett served as Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Engelhard Corporation. From January 1987 to September 1991, he was the Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Fluor Corporation, an international engineering and construction firm. Mr. Guyett also currently serves as the Treasurer and a director of the Christopher and Dana Reeve Foundation. Mr. Guyett serves on the board of directors of one other public company, Maxwell Technologies, Inc.
C. Kumar N. Patel was elected to the Board in 1986. Dr. Patel was Vice Chancellor-Research, University of California, Los Angeles from 1993 to 1999, and in January 2000 he was appointed to the position of Professor of Physics and Astronomy. Since February 2000, Dr. Patel has also served as Chairman and Chief Executive Officer of Pranalytica, Inc., a company involved in ultra-low level trace gas detection technologies. Previously, he was employed by AT&T Bell Laboratories, a telecommunications research company, as Executive Director of the Research, Materials Science, Engineering and Academic Affairs Division from 1987 to 1993, and as Executive Director, Physics and Academic Affairs Division from 1981 to 1987. He joined Bell Laboratories in 1961.

Robert J. Phillippy joined us in April 1996 as Vice President and General Manager of our Science and Laboratory Products Division. In August 1999, he was appointed to the position of Vice President and General Manager of the U.S. operations of our Industrial and Scientific Technologies Division (now a part of our Photonics and Precision Technologies Division). In July 2004, Mr. Phillippy was appointed as President and Chief Operating Officer, and in September 2007, he was appointed as President and Chief Executive Officer and as a member of the Board. Prior to joining us, Mr. Phillippy was Vice President of Channel Marketing at Square D Company, an electrical equipment manufacturer, from 1994 to 1996. He joined Square D Company in 1984 as a sales engineer and held various sales and marketing management positions with that company prior to his election as Vice President in 1994.
Peter J. Simone was appointed to the Board in March 2003. Mr. Simone currently serves as an independent consultant to several venture capital firms and venture-funded private companies. Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company, from June 2001 to December 2002 when it was acquired by Novellus Systems, Inc. He served as a director of and a consultant to Active Controls eXperts, Inc. (“ACX”), a leading supplier of precision motion control and smart structures technology, from January 2000 to August 2000, and was President and a director of ACX from August 2000 to February 2001 when it was acquired by Cymer, Inc. He served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier manufacturers, from April 1997 until Xionics’ merger with Oak Technology, Inc. in January 2000. Mr. Simone’s previous experience includes seventeen years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, holding various management positions including President and director. Mr. Simone serves on the boards of directors of several private companies and serves on the boards of directors of three other public companies, Cymer, Inc., Monotype Imaging, Inc. and Veeco Instruments, Inc.
Corporate Governance
We are committed to promoting the best interests of our stockholders by establishing sound corporate governance practices and maintaining the highest standards of responsibility and ethics. Our Board of Directors has adopted Corporate Governance Guidelines, which consist of written standards relating to, among other things, the composition, leadership, operation and evaluation of the Board and its committees. The Corporate Governance and Nominating Committee of our Board reviews and evaluates, at least annually, the adequacy of and our compliance with such guidelines. A copy of our Corporate Governance Guidelines is available on our Internet site at www.newport.com. We will also provide an electronic or paper copy of these guidelines, free of charge, upon request made to our Corporate Secretary.
Board of Directors
Independence
With the exception of Mr. Phillippy, our President and Chief Executive Officer, all of the current members of our Board of Directors, and all individuals who served on our Board during our fiscal year ended January 3, 2009, are “independent” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Our Board has determined that no member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. The independence of each director is reviewed periodically to ensure that, at all times, at least a majority of our Board is independent.
Board Leadership
At such times as an independent director is serving as Chairman of the Board, the leadership of the Board is the responsibility of the Chairman. Mr. Potashner, who is an independent director, has served as Chairman of the Board since September 2007. In accordance with our Corporate Governance Guidelines, in the event that a non-independent director is serving as Chairman of the Board, the leadership of the Board would be shared by the Chairman and a lead independent director who would be appointed by the independent directors from among themselves on the recommendation of the Corporate Governance and Nominating Committee of the Board.
Meetings
It is the policy of our Board to hold at least four regular meetings each year, typically in February, May, August and November. The regular meeting held in May of each year coincides with our annual meeting of stockholders. We have not adopted a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders. However, generally, all directors attend our annual meetings of stockholders and, in any event, at least a majority of the directors attend each annual meeting. All directors who were serving on our Board at the time of our 2008 annual meeting of stockholders attended such meeting, and we anticipate that all of our current directors will attend our 2009 annual meeting.
Our Board held six meetings (including telephonic meetings) during the fiscal year ended January 3, 2009. Each director attended at least seventy-five percent of the aggregate of the number of meetings of the Board (held during the period in which he served as a director) and the number of meetings held by all committees of the Board on which he served (held during the period in which he served on such committees).
Private Sessions
Our independent directors meet privately, without management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors.
Committees of the Board
Our Board has three separate standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee operates under a written charter adopted and reviewed annually by the Board. Copies of the charters of all standing committees are available on our Internet site at www.newport.com. We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Corporate Secretary. The Board may establish other committees from time to time as deemed appropriate by the Board based on the needs of the Board and the company.
Audit Committee
The Audit Committee is comprised of three directors. The current members are Messrs. Guyett (Chairman), Simone and Tambakeras. Dr. Patel served as a member of the Audit Committee until August 2008. None of the members of the Audit Committee are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and Section 10A(m) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 thereunder. The Board has determined that Messrs. Guyett and Simone are “audit committee financial experts” as defined by the regulations promulgated by the Securities and Exchange Commission. The Audit Committee held seven meetings (including telephonic meetings) during the fiscal year ended January 3, 2009.
The Audit Committee has the sole authority to appoint and, when deemed appropriate, replace our independent auditors, and has established a policy of pre-approving all audit and permissible non-audit services provided by our independent auditors and the fees associated therewith. The Audit Committee has, among other things, the responsibility to:
•	evaluate the qualifications and independence of our independent auditors;

•	review and approve the scope and results of the annual audit;

•	evaluate independently and with our independent auditors our financial and internal audit staff and the adequacy and effectiveness of our systems and internal control over financial reporting;

•	review and discuss with management and the independent auditors the content of our financial statements prior to the filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K;

•	review the content and clarity of our press releases and related Securities and Exchange Commission reports regarding our operating results and other financial matters;

•	review significant changes in our accounting policies;

•	review and approve transactions with related persons for which approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules;

•	establish procedures for receiving, retaining and investigating reports of illegal acts involving us or complaints or concerns regarding questionable accounting or auditing matters, and supervise the investigation of any such reports, complaints or concerns;

•	establish procedures for the confidential, anonymous submission by our employees of concerns or complaints regarding questionable accounting or auditing matters;

•	provide sufficient opportunity for the independent auditors to meet with the committee without management present;

•	adopt and continually review and assess our investment policy;

•	oversee the management of our investment portfolio and evaluate the performance of our portfolio managers; and

•	review and approve or make recommendations to the Board with respect to certain significant spending proposals.
Compensation Committee
The Compensation Committee is comprised of four directors. The current members are Messrs. O’Neill (Chairman), Guyett, Potashner and Tambakeras. R. Jack Aplin served as a member of the Compensation Committee until he retired from the Board in May 2008. None of the members of the Compensation Committee are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Compensation Committee held three meetings (including telephonic meetings) during the fiscal year ended January 3, 2009. The Compensation Committee has, among other things, the responsibility to:
•	develop guidelines for, evaluate and approve cash and equity compensation and benefit plans, programs and agreements for our Chief Executive Officer and other executive officers;

•	oversee the development of and to administer our long-term incentive plans, including equity-based incentive plans;

•	develop guidelines for and approve awards to key personnel under our equity-based incentive plans; and

•	evaluate the form and amount of director compensation and make recommendations to the Board related thereto.
Additional information regarding the Compensation Committee’s consideration and determination of executive officer and director compensation is included under the heading “Compensation Discussion and Analysis” beginning on page 12 of this proxy statement.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is comprised of four directors. The current members are Messrs. Potashner (Chairman), O’Neill and Simone, and Dr. Patel. Mr. Guyett served as a member of the Corporate Governance and Nominating Committee until August 2008. None of the members of the Corporate Governance and Nominating Committee are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Corporate Governance and Nominating Committee held five meetings (including telephonic meetings) during the fiscal year ended January 3, 2009.
The Corporate Governance and Nominating Committee ensures that the Board is properly constituted to meet its fiduciary obligations to Newport and our stockholders and that we have and follow appropriate governance standards. To carry out this purpose, the Corporate Governance and Nominating Committee has, among other things, the responsibility to:
•	develop, continually assess and monitor compliance with our corporate governance guidelines;

•	evaluate the size and composition of our Board, the criteria for Board membership and the independence of Board members;

•	oversee the evaluation of the performance of our Board and its committees and our management;

•	assist our Board in establishing appropriate committees and recommend members for such committees;

•	identify, evaluate and recommend to our Board candidates for nomination and election as members of our Board; and

•	review and make recommendations to our Board regarding our responses to proposals received from stockholders.
Identifying and Evaluating Director Candidates
The Corporate Governance and Nominating Committee identifies potential director candidates through a variety of sources, including recommendations made by current or former directors, members of our executive management, stockholders and business, academic and industry contacts. When appropriate, a search firm may be retained by the committee to identify director candidates. In 2007, the Corporate Governance and Nominating Committee engaged Spencer Stuart, a firm specializing in the recruitment of directors and executives, to assist the committee in identifying and recruiting director candidates to fill the vacancies on the Board that would result from the retirement of two directors, R. Jack Aplin and Richard E. Schmidt, in May 2008. Mr. Tambakeras was identified by such firm and was appointed to the Board in May 2008.
The Corporate Governance and Nominating Committee reviews and assesses at least annually the size and composition of our Board and the criteria for Board membership, including independence, character, judgment, diversity, age, business background, experience and other relevant matters. Candidates for director are evaluated based on such established criteria and certain provisions of our bylaws.
In evaluating a potential director candidate, the Corporate Governance and Nominating Committee considers all relevant information regarding the candidate, as well as the candidate’s ability and willingness to devote adequate time to Board responsibilities. The Corporate Governance and Nominating Committee considers the Board’s current and anticipated needs, and makes every effort to maintain an appropriate balance of business background, skills and expertise based on the variety of industries that we serve. When appropriate, the Corporate Governance and Nominating Committee will recommend qualified candidates for nomination by the full Board. Any stockholder may recommend candidates for evaluation by the Corporate Governance and Nominating Committee by submitting a written recommendation to our Corporate Secretary containing the same information regarding such candidates required for stockholder nominations as described under the heading “Stockholder Nominations” below. The Corporate Governance and Nominating Committee will consider any such recommended candidates in the same manner as all other proposed candidates in accordance with these standards.
Stockholder Nominations
In accordance with our bylaws, stockholders may submit a nomination of a candidate for election as director by delivering a written notice to our Corporate Secretary at least ninety days prior to the date corresponding to the record date of our previous year’s annual meeting in the event of election at an annual meeting, and at least seventy-five days prior to the initiation of solicitation to our stockholders for election in the event of election other than at an annual meeting. Such notice shall set forth (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the number of shares (if any) of our capital stock which are beneficially owned by such nominee, and (4) such other information concerning such nominee as would be required under the then-current rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee. Any such notice shall be accompanied by a signed consent of such nominee to serve as a director, if elected. If the Corporate Governance and Nominating Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the foregoing procedures, the rules and regulations of the Securities and Exchange Commission or other applicable laws or regulations, such nomination will be void.
Communications with our Board
Any stockholder may communicate with our Board, any Board committee or any individual director. All communications should be made in writing, addressed to the Board, the Board committee or the individual director, as the case may be, in care of our Corporate Secretary, mailed or delivered to our corporate offices at 1791 Deere Avenue, Irvine, California 92606. Our Corporate Secretary will forward or otherwise relay all such communications to the intended recipient(s).

Corporate Responsibility
Code of Ethics
Our Board has adopted a written code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions. Such code of ethics consists of standards that, among other things, are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or furnish to, the Securities and Exchange Commission and/or make in other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to our Legal Department and/or our Audit Committee; and accountability for adherence to the code. A copy of our code of ethics is available on our Internet site at www.newport.com. We will also provide an electronic or paper copy of the code of ethics, free of charge, upon request made to our Corporate Secretary. If any substantive amendments are made to the written code of ethics, or if any waiver (including any implicit waiver) is granted from any provision of the code to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of such amendment or waiver on our Internet site at www.newport.com or in a current report on Form 8-K.
Procedures for Submitting Complaints Regarding Accounting and Auditing Matters
We are committed to achieving compliance with all applicable securities laws and regulations, accounting standards and accounting controls. The Audit Committee of our Board has established written procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns or complaints regarding such matters. Our Audit Committee oversees the handling of such concerns or complaints. The procedures for non-employees to submit concerns or complaints regarding accounting, internal accounting controls and auditing matters are available on our Internet site at www.newport.com. We will also provide an electronic or paper copy of these procedures free of charge, upon request made to our Corporate Secretary.
Executive Officers
We currently have five executive officers who serve at the pleasure of our Board and are elected on an annual basis:

Name	Age	Title
Robert J. Phillippy	48	President and Chief Executive Officer

Charles F. Cargile	44	Senior Vice President, Chief Financial Officer and Treasurer

Jeffrey B. Coyne	42	Senior Vice President, General Counsel and Corporate Secretary

Gary J. Spiegel	58	Vice President, Worldwide Sales and Service

David J. Allen	54	Vice President and General Manager, Lasers Division
Mr. Phillippy’s biography is presented on page 6. The biographies of our other executive officers are set forth below.
Charles F. Cargile joined us in October 2000 as Vice President and Chief Financial Officer. In July 2004, he was appointed Senior Vice President, and in February 2005, he was appointed Treasurer. Prior to joining us, Mr. Cargile was Vice President, Finance and Corporate Development for York International Corporation (now a division of Johnson Controls, Inc.), a manufacturer of air conditioning and refrigeration products. He joined York in November 1998, and served in a number of executive positions, including Corporate Controller and Chief Accounting Officer, until his promotion to Vice President, Finance and Corporate Development in February 2000. Prior to joining York, Mr. Cargile was employed by Flowserve Corporation, a manufacturer of highly-engineered pumps, seals and valves primarily for the petroleum and chemical industries, in various positions, most recently as Corporate Controller and Chief Accounting Officer from February 1995 to November 1998.

Jeffrey B. Coyne joined us in June 2001 as Vice President, General Counsel and Corporate Secretary. In July 2004, he was appointed Senior Vice President. Prior to joining us, Mr. Coyne was a partner in the Corporate and Securities Law Department of Stradling Yocca Carlson & Rauth, our outside corporate counsel, from January 2000 to June 2001, and was an associate attorney at such firm from February 1994 to December 1999. From November 1991 to February 1994, Mr. Coyne was an associate attorney at Pillsbury Madison & Sutro (now Pillsbury Winthrop Shaw Pittman LLP), an international law firm. Mr. Coyne is a member of the State Bar of California and the Orange County Bar Association.
Gary J. Spiegel joined us in 1991 through our acquisition of Micro-Controle, SA and its subsidiary, Klinger Scientific. He was appointed to the position of Vice President with responsibility for domestic sales in June 1992. During 1997, Mr. Spiegel was assigned additional responsibility for export sales including our sales subsidiaries in Canada and Taiwan. In March 2002, Mr. Spiegel was appointed Vice President, Worldwide Sales and Marketing, expanding his role to include responsibility for all marketing communications and market management. In July 2004, Mr. Spiegel was appointed Vice President, Sales and Service, Photonics and Precision Technologies Division. In December 2004, he was appointed Vice President, Worldwide Sales and Service. Prior to joining us, Mr. Spiegel was Vice President of Sales and Marketing for Klinger Scientific.
David J. Allen joined us in March 2007 as Vice President and General Manager of our Lasers Division. Prior to joining us, from October 1999 to July 2006, Mr. Allen was employed by Agilent Technologies, Inc., a global provider of measurement and analytical instrumentation, and Avago Technologies, Inc., a company which was formed in December 2005 by the spin off of Agilent’s semiconductor products division. During such time, he held a number of management positions, most recently serving as Vice President and General Manager, Fiber Optics Products Division from April 2004 to July 2006, as Vice President and General Manager, Networking Solutions Business Unit from November 2003 to December 2005, and as Vice President and General Manager, Personal Systems Business Unit from November 2001 to October 2003. Prior to his positions with Agilent and Avago, Mr. Allen held various management positions at Hewlett-Packard Company from December 1984 to October 1999. Prior to joining Hewlett-Packard Company, Mr. Allen held various sales positions at General Electric Company.
Family Relationships
There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer.

Compensation Discussion and Analysis
Overview of Executive Compensation Program and Objectives
Our executive compensation program is intended to fulfill three primary objectives: first, to attract and retain the high-caliber executives required for the success of our business; second, to reward these executives for superior financial and operating performance; and third, to align their interests with those of our stockholders to incentivize them to create long-term stockholder value.
To fulfill these objectives, we have adopted the following policies:
•	paying compensation that is competitive with other technology companies in our markets and in our geographic locations that have comparable revenue levels;

•	tying a significant portion of our executives’ total compensation to performance, by:
–	providing annual cash incentives that are tied to the achievement of challenging annual financial and non-financial performance objectives; and

–	providing long-term incentives, in the form of equity-based awards that are tied to the achievement of challenging long-term financial performance objectives; and
•	providing a significant long-term incentive to executives to encourage them to remain with Newport for long and productive careers and to build long-term stockholder value.
Implementation of Our Compensation Objectives and the Role of Our Compensation Committee
Our executive compensation program is overseen and administered by the Compensation Committee of our Board (the “Committee”), which is comprised entirely of independent directors as determined in accordance with applicable Nasdaq, Securities and Exchange Commission and Internal Revenue Service rules. The Committee operates under a written charter adopted and reviewed annually by our Board. A copy of this charter is available on our Internet site at www.newport.com. We will also provide electronic or paper copies of this charter, free of charge, upon request made to our Corporate Secretary.
The Committee is guided by the above policies in determining the appropriate allocation among the various elements of our executive compensation program, as well as in the structuring and administration of those elements. In determining the particular elements of compensation that will be used to implement these compensation policies and the allocation of compensation among these elements, the Committee takes into consideration a number of factors related to our performance, such as our revenue and profit growth performance and goals and other financial goals, as well as competitive practices among our peer companies. The Committee also evaluates risk factors associated with our businesses in determining our compensation policies and the components of our executive compensation program. Members of the Committee also serve as members of our Audit Committee, and the Chairman of the Audit Committee is a member of the Committee. This provides insight and access to our business risks and gives the Committee additional information to consider the impact of those risks on our compensation structure and pay practices.
The Committee typically determines each executive’s target total annual cash compensation (salary and cash incentive) and target total direct compensation (salary, cash incentive and long-term equity incentive) after reviewing similar compensation information from a group of peer companies in the high technology industry with whom we compete for executive talent. This review usually occurs in February of each year, and base salary increases typically are effective as of April 1 of each year.

For its most recent review, in February 2008, the Committee considered the following 37 high technology companies of similar size and scope as Newport, as measured by annual revenue and market capitalization:

Advanced Energy Industries, Inc.	Cree, Inc.	Intersil Corp.	Photronics, Inc.
Asyst Technologies, Inc.	Cymer, Inc.	ION Geophyiscal Corp.	QLogic Corp.
Atheros Communications, Inc.	Eclipsys Corp.	Itron, Inc.	Silicon Laboratories, Inc.
Axcelis Technologies, Inc.	Electro Scientific Industries, Inc.	Kulicke and Soffa Industries, Inc.	Standard Microsystems Corp.
Bookham, Inc.	Emulex Corp.	Kyphon, Inc.	Veeco Instruments, Inc.
Brooks Automation, Inc.	F5 Networks, Inc.	Microsemi Corp.	Verigy Ltd.
Cabot Microelectronics Corp.	FLIR Systems, Inc.	MKS Instruments, Inc.	Zoran Corp.
Ciena Corp.	FormFactor, Inc.	National Instruments Corp.
Coherent, Inc.	GSI Group, Inc.	Nuance Communications, Inc.
Credence Systems Corp.	Hutchinson Technology, Inc.	OmniVision Technologies, Inc.
Data on the compensation practices of these peer companies is generally gathered by the Committee’s compensation consultants through searches of publicly available information, as well as the Radford Executive Compensation survey. Peer group data is gathered with respect to base salary, target annual bonus and target annual equity awards (including stock options, restricted stock and stock appreciation rights). It does not include pension or deferred compensation benefits or generally available benefits, such as 401(k) plan matching contributions or health care coverage.
The Committee’s general practice is to target base salaries, total cash compensation and performance-based equity compensation at the 50th percentile of these peer companies, and to tie a significant portion of total compensation to the achievement of performance objectives, which we believe helps to align the interests of executives with those of our stockholders. The Committee has the discretion to deviate from the peer company data to take into account factors such as an executive’s performance, the scope of the executive’s position and responsibilities and internal equity of compensation among our executive officers.
Role of Compensation Consultants in the Compensation Determination Process
The Committee has the authority to engage its own compensation consultants and other independent advisors to assist in creating and administering our executive compensation policies. In 2007, following interviews with several consulting firms who submitted proposals to conduct a review and analysis of our executive compensation and benefit program and provide recommendations to the Committee, the Committee selected Radford Surveys + Consulting, a unit of Aon Consulting (“Radford”), to perform such review, and their recommendations were reviewed by the Committee in establishing base salaries for our executives for 2008. Separate units of Aon Consulting have performed advisory and brokerage services for us relating to certain lines of insurance and employee medical, dental and other benefits. Except for these services, Aon Consulting has not provided any other services to us and has received no compensation other than with respect to the services provided to the Committee. In November 2008, due to the macro-economic conditions in several of our end markets and our financial outlook for 2009, the Committee determined that increases in compensation for 2009, if any, would be nominal and, as such, elected not to engage a compensation consultant to conduct a compensation study.
Role of Management in the Compensation Determination Process
The Committee periodically meets with our Chief Executive Officer and/or other executive officers to obtain recommendations with respect to compensation programs for executives and other employees. Our Chief Executive Officer makes recommendations to the Committee on the base salaries, incentive targets and measures and equity compensation for our executives and other key employees. The Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Committee has made modifications to several of management’s proposals in recent years, including 2008. In February 2009, management recommended to the Committee that it implement reductions in the base salaries of all executive officers, which recommendation was accepted by the Committee. While the Committee did not engage compensation consultants in connection with its review of executive compensation in February 2009, the Committee typically also seeks input from compensation consultants prior to making any final determinations. Our Chief Executive Officer and other executives attend most of the Committee’s meetings, but the Committee also regularly holds private sessions not attended by any members of management or non-independent directors. The Committee discusses our Chief Executive Officer’s compensation package with him, but makes decisions with respect to his compensation without him present. The Committee has delegated to management the authority to make salary adjustments and annual incentive decisions and grant long-term incentive awards to employees other than executive officers under guidelines set by the Committee. The Committee has not delegated any of its authority with respect to the compensation of executive officers.
Elements of Executive Compensation Program
There are five major elements that comprise our executive compensation program: (i) base salary; (ii) annual cash incentives; (iii) long-term equity incentives; (iv) retirement benefits provided under our 401(k) plan; and (v) executive perquisites and benefits and generally available benefit programs. We have selected these elements because we believe that each helps to fulfill one or more of the principal objectives of our executive compensation policy. We believe that these elements of compensation, when combined, are effective in achieving the objectives of our executive compensation program. The Committee will continue to review all elements of our executive compensation program on an annual basis to ensure that our benefit levels remain competitive and that each element continues to be effective in achieving our objectives.
Base Salary
The Committee determines the base salary levels for our executives based on factors including the competitive market, the scope of their responsibilities, their performance and contributions to our success, time on the job and internal equity of compensation among our executives. The Committee reviews the base salaries for our executives on at least an annual basis and makes adjustments thereto as it deems appropriate in its sole discretion. While the Committee’s general policy is for executive compensation to be more heavily weighted towards performance-based compensation, it has continued to make base salaries a significant part of the total executive compensation package as it believes that this is necessary in order to remain competitive in attracting and retaining executive talent.
For 2008, after taking into consideration the compensation targets discussed above and the peer group data provided by the Committee’s compensation consultants, the Committee increased the base salaries of the named executive officers (who are identified in the Summary Compensation Table on page 23 of this proxy statement) by amounts ranging from 3.7% to 14.3% over the base salaries then in effect for the named executive officers. Such increases became effective at the beginning of April 2008. Following such increases, the base salaries of each of the named executive officers ranged from 13.8% below to 8.1% above the 50th percentile of market, based on the peer group data provided by the Committee’s compensation consultants.
In February 2009, after taking into account the macro-economic conditions in several of our end markets and our financial outlook for 2009, as well as the recommendations of management, the Committee implemented reductions of 10% in the base salaries of all executive officers, which reductions will remain in effect for the longer of six months or until the Committee determines that business conditions and our financial outlook warrant reinstatement of the pre-reduction base salary levels.
Annual Cash Incentives
Each of our executives participates in an annual cash incentive plan developed by the Committee. This annual cash incentive program focuses on linking a significant portion of each executive’s total compensation to the achievement of challenging performance targets established at the beginning of each year. Under certain circumstances, the Committee may award discretionary bonuses in cases where such performance targets are not met, but the Committee did not award any such discretionary bonuses for 2008.
Under the annual cash incentive plan, each executive is generally assigned a combination of financial performance measures and individual non-financial goals. For Mr. Phillippy, our Chief Executive Officer, a portion of his 2008 annual target incentive was based on his overall performance rather than on specific non-financial goals.

The target incentive for each executive is determined by the Committee based on the position and responsibility of the executive, the compensation targets discussed above and the peer group data provided by the Committee’s compensation consultants. The Committee’s general practice is to set target incentive levels at approximately the 50th percentile of the peer group. For 2008, the target incentives for the named executive officers were as follows:

	Target Incentive
	(as % of Approved	Target Incentive
Name	Base Salary)	($)
Robert J. Phillippy	100%	$450,000

Charles F. Cargile	75%	247,500

Gary J. Spiegel	50%	137,500

Jeffrey B. Coyne	50%	140,000

David J. Allen	50%	140,000
Such target incentive levels for each named executive officer ranged from 10% below to 15% above the 50th percentile of market, based on the peer group data provided by the Committee’s compensation consultants. Management provides recommendations to the Committee with respect to financial performance measures for each executive and the relative weighting of such measures. The Committee considers, but is not bound to accept such recommendations, and has made changes to the measures and relative weighting in recent years, including 2008. The financial performance measures for each executive are selected by the Committee each year based on our corporate goals for that year and the Board’s priorities. The measures selected, and their relative weighting, vary among the executives based upon such executive’s area of responsibility and potential impact on our operating and financial performance, to provide optimal correlation between performance and reward.
For 2008, the financial measures and relative weightings thereof, and the weighting of non-financial goals, for each named executive officer were as follows:

						Lasers	Lasers
			Consolidated	Consolidated	Lasers	Division	Division	Non-
	Earnings	Consolidated	Operating	Free Cash	Division	Operating	Free Cash	Financial
Name	Per Share	Net Sales	Income	Flow	Net Sales	Income	Flow	Goals
Robert J. Phillippy	20%	20%	20%	20%	—	—	—	20%

Charles F. Cargile	20%	20%	20%	20%	—	—	—	20%

Gary J. Spiegel	—	50%	20%	—	—	—	—	30%

Jeffrey B. Coyne	20%	20%	20%	20%	—	—	—	20%

David J. Allen	—	—	15%	—	15%	30%	10%	30%
For each financial measure, the Committee typically sets minimum, target and maximum performance levels, corresponding to payout levels of 50%, 100% and 200% of the target incentive, respectively. The Committee believes that this structure rewards the executives for overachievement of our financial goals and provides limited downside protection in the event of performance that is close to, but below, the target level. The target levels for each measure are generally set at approximately the levels set forth in the annual operating plan established by management and approved by the Board in advance of each year, which are levels that the Board feels are challenging but achievable with significant effort. The maximum levels for each measure are generally set at levels the Committee feels represent both extremely challenging performance goals and outstanding achievement. Payouts are prorated on a straight-line basis for achievement between the minimum and target levels or the target and maximum levels. If we do not achieve at least the minimum performance level for a measure, no payout is made for that measure.

For 2008, the minimum, target and maximum levels established for each financial measure applicable to the named executive officers, and the actual results with respect to each such measure, were as follows:

	2008 Financial Goals(1)
Financial Measure	Minimum	Target	Maximum	2008 Actual(1)
Earnings Per Share	$0.58	$0.82	$1.06	$0.17

Consolidated Net Sales	450,000	480,233	520,000	445,335

Consolidated Operating Income	27,500	37,141	47,700	11,514

Consolidated Free Cash Flow	32,000	45,000	58,000	33,546

Lasers Division Net Sales	184,000	193,500	210,000	187,536

Lasers Division Operating Income	3,000	4,652	10,000	(6,369)

Lasers Division Free Cash Flow	7,500	10,000	12,500	7,421

(1)	All figures are in thousands except per share data. The 2008 financial goals and actual results reflect continuing operations and exclude gains and losses on acquisitions and divestitures and certain other unusual or non-recurring items as determined by the Committee, and assume a 15% tax rate.
For 2008, we achieved more than the minimum levels of the Lasers Division Net Sales and Consolidated Free Cash Flow measures. We did not achieve the minimum level of any of the other financial measures that had been assigned to the named executive officers. Mr. Allen was awarded a payout of $14,260 based on achievement of the Lasers Division Net Sales measure. Due to the inclusion of a non-recurring gain in our Consolidated Free Cash Flow for 2008, the Committee exercised its discretion to reduce the payouts related to this measure by 50%, and the Committee awarded to Messrs. Phillippy, Cargile and Coyne payouts of $24,772, $13,629 and $7,550, respectively, based on achievement of this measure.
The non-financial goals for each named executive officer other than our Chief Executive Officer are selected by the Committee each year based on the executive’s potential contributions to the achievement of certain of our key business objectives for that year. Our Chief Executive Officer provides recommendations to the Committee regarding these goals, which are reviewed and modified or approved by the Committee in its discretion. Such non-financial goals typically have specific, objective measurement criteria or deliverables, and are intended by the Committee to be challenging but achievable with significant effort. Following completion of the year, our Chief Executive Officer presents an assessment of each executive’s achievement of his or her assigned goals, which assessment is reviewed and modified or approved by the Committee. For 2008, each named executive officer (other than Mr. Phillippy) received payouts ranging from 50% to 100% of the target incentives allocated to individual non-financial incentive components based on achievement of such components.
The portion of Mr. Phillippy’s target incentive that is not tied to specific financial goals is discretionary based on his overall performance (in particular, our performance against our annual operating plan and the achievement of our corporate goals for the year). The Committee determines the payment of the discretionary portion of Mr. Phillippy’s target incentive in consultation with the members of the Corporate Governance and Nominating Committee of our Board, who evaluate Mr. Phillippy’s performance during each year. For 2008, 20% of Mr. Phillippy’s target incentive was discretionary, and, based on his overall performance, the Committee awarded Mr. Phillippy a payout of 50% of the target amount of this discretionary portion.
For 2009, due to the macro-economic conditions in several of our end markets and our financial outlook for 2009, the Committee determined that the annual cash incentive plan would be structured as two semi-annual plans, with 100% of the target incentives tied to financial goals. The Committee also determined that the minimum level for each measure would be set at or slightly above the levels set forth in our 2009 annual operating plan, and that such level would correspond to a payout level of 0% rather than 50% (with the target and maximum achievement levels set correspondingly higher), to ensure that any payouts under the financial measures would only occur in the event of overachievement of the annual operating plan.

Long-Term Equity Incentives
We provide long-term incentive compensation to our executives through equity-based awards, such as stock options, stock appreciation rights, restricted stock and/or restricted stock units, which generally vest over multiple years. Prior to 2006, we used options to purchase shares of our common stock with time-based vesting as our primary equity incentives. In late 2005, the Committee decided that substantially all equity compensation should be performance-based to link the benefits received by the executives to the achievement of challenging performance goals that the Committee believes to be important drivers of stockholder value. The Committee believes that this policy helps to further align the interests of executives with those of our stockholders, and provides executives with an additional incentive to drive superior financial performance. In addition, due to the long-term nature of this equity compensation, the Committee believes that this program provides executives with an incentive to drive sustained, long-term financial performance. Our long-term equity incentive program is also designed to motivate our executives to remain employed with us.
In March 2006, our Board adopted the 2006 Performance-Based Stock Incentive Plan (“2006 Plan”) subject to stockholder approval, which was received in May 2006. The 2006 Plan allows us to grant a variety of equity award types, including stock options, stock appreciation rights, restricted stock and restricted stock units, and provides that the vesting of substantially all awards to executives and other employees will be conditioned on the achievement of performance goals established by the Committee.
The Committee considers the appropriate award size and the appropriate equity-based vehicles or combination of vehicles when making award decisions. The target long-term equity incentive value for each executive is determined by the Committee based on the position and responsibility of the executive and the peer group data provided by the Committee’s compensation consultants. The Committee’s general practice is to set target long-term equity incentive levels at approximately the 50th percentile of the peer group. However, the Committee also considers other factors, including the compensation expense associated with the awards, and individual factors such as the executive’s performance and scope of responsibility and internal equity of compensation among our executives, in making award decisions. The Committee does not consider existing equity ownership, as it does not want to discourage executives from holding significant amounts of our stock. In selecting the equity vehicles to be used each year, the Committee seeks to achieve an appropriate balance between awards that provide higher incentive value, such as options or stock appreciation rights, and awards that provide higher retention value, such as restricted stock or restricted stock units. The Committee also takes into account the relative efficiencies of each type of equity vehicle in terms of the number of shares required to provide the targeted value opportunity to the executive, in order to minimize stockholder dilution.
Equity awards under the 2006 Plan generally vest in equal annual installments over three years, provided that we achieve certain specified annual financial performance goals. Following the completion of the independent, external audit of our financial statements for each year, the Committee will determine and certify as to whether, and to what extent, the performance goals were achieved for a particular year and the corresponding number of restricted stock units that have vested. All vested restricted stock units will be settled by the delivery of shares of our common stock.
Generally, the Committee establishes target and minimum achievement levels for each performance measure for each of the three years. The target levels for each measure are set at approximately the levels set forth in our then-current strategic plan developed by management and approved by the Board, which are levels that the Board feels are challenging but achievable with significant effort. 100% of the restricted stock units that are subject to a performance measure will vest if at least the target level for that measure was achieved. 70% of the restricted stock units subject to a performance measure will vest if the minimum level for that measure is achieved. Vesting will be prorated between 70% and 100% on a straight-line basis for achievement of the applicable performance measure in an amount greater than the minimum level but less than the target level. The Committee believes that this structure is appropriate in order to take into account the challenges in setting precise financial goals over a three-year period, and to avoid losing all of the incentive and retention value of the awards in the event that our performance is close to, but lower than, the target levels. In addition, because the grants are intended to reward achievement of a long-term performance trend, rather than just performance in a single year, for the first two performance periods, if less than 100% of the restricted stock units that are subject to a performance measure vest for the performance period, then 50% of the restricted stock units that did not vest for such performance period will remain outstanding and will be eligible for vesting in the next performance period. Such restricted stock units will vest if at least the target level for the applicable performance measure is achieved for the next performance period.

The Committee awarded restricted stock units to each named executive officer under our 2006 Plan in 2008. Such awards are reflected in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2008” on page 25 of this proxy statement. In determining the sizes of these awards, the Committee reviewed peer group data and recommendations provided by Radford, as well as the other factors discussed above. The fair market value of each such award as of the grant date was within 10% of the 50th percentile of market, based on the peer group data provided by the Committee’s compensation consultants. The Committee selected restricted stock units for these awards to provide the executives with a vehicle that provides stronger retention value than stock options, and to minimize the stockholder dilution resulting from the awards.
The 2008 awards are subject to the overall vesting structure described above, vesting in equal annual installments over three years, provided that we achieve certain specified annual financial performance goals for 2008, 2009 and 2010. 50% of each award is tied to the achievement of a net sales performance goal, and 50% is tied to the achievement of either an operating income performance goal or an earnings per share performance goal, depending upon the executive’s position. The Committee selected these goals because they believe that sales and earnings growth are key drivers of increased stockholder value.
The target and minimum achievement levels established for the 2008 performance period, and the actual results with respect to each such measure, were as follows:

	2008 Financial Goals(1)		2008
Financial Measure	Minimum	Target	Actual(1)
Consolidated Net Sales	$450,000	$480,233	$445,335

Consolidated Operating Income	27,500	37,141	11,514

Earnings Per Share	0.58	0.82	0.17

(1)	All figures are in thousands except per share data. The 2008 financial goals and actual results reflect continuing operations and exclude gains and losses on acquisitions and divestitures and certain other unusual or non-recurring items as determined by the Committee, and assume a 15% tax rate.
In March 2009, following completion of our annual audit, the Committee determined that we did not achieve the minimum level for either of the 2008 performance goals. As a result, 50% of the restricted stock units awarded in 2008 that were conditioned on achievement of 2008 performance goals were forfeited and 50% of such restricted stock units will remain outstanding and will be eligible for vesting if at least the target level for the applicable performance measure is achieved for 2009.
All restricted stock units that have been awarded under our 2006 Plan in 2008 and in prior years and that were outstanding as of January 3, 2009 are reflected in the table entitled “Outstanding Equity Awards at 2008 Fiscal Year End” beginning on page 26 of this proxy statement as shares which had not been earned and had not vested as of January 3, 2009.
In February 2009, due to the current uncertainty in the macro-economic climate and the challenges we face in setting precise financial goals for the next three years, the Committee reevaluated the vesting structure for equity awards. The Committee made changes in such structure for equity awards granted in 2009 to ensure that such awards would provide adequate incentive and retention value to our executive officers and key employees. For all of the 2009 awards, vesting of such awards will be conditioned on our achievement of a consolidated operating income goal for 2009 and, if we achieve such financial goal, the awards will vest in equal annual installments on the first three anniversaries of the grant date. The Committee believes that this vesting structure is appropriate at this time as it provides an incentive for our executives to drive near-term profitability, which is a key focus of our Board in the current business environment, as well as long-term retention value. In addition, the Committee determined that a combination of restricted stock units and stock-settled stock appreciation rights would be used for the 2009 awards.

Executive Perquisites and Benefits
We provide our executives with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits are reflected in the “All Other Compensation” column in the Summary Compensation Table on page 23 of this proxy statement, and consist of term life insurance for the benefit of the executives, supplemental long-term disability insurance, auto allowances and annual physical examinations that are more extensive than that provided under our standard plans. The costs of these benefits constitute only a small percentage of each executive’s total compensation.
Generally Available Benefit Programs
Each executive is eligible to receive benefits pursuant to programs that provide for broad-based employee participation. These benefits programs include our 401(k) plan, employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel accident insurance, wellness programs, educational assistance, employee assistance and certain other benefits.
Section 401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Each of our executives is eligible to participate in this plan. Participants are able to defer up to 50% of their eligible compensation, subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us starting immediately upon participation in the 401(k) plan. We match employee elective deferrals up to a maximum of 6% of eligible compensation, subject to applicable annual Internal Revenue Code limits. These matching contributions are immediately vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.
Employee Stock Purchase Plan
We maintain an employee stock purchase plan, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Each of our U.S. employees who customarily works more than 20 hours per week and more than five months in any calendar year is eligible to participate in this plan. To participate in the plan, an employee may designate prior to the commencement of a quarterly offering period the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the plan, which amount may not exceed 15% of his compensation. On each purchase date, shares of our stock are purchased automatically for each participant with the amounts held from his or her payroll deductions at a price equal to 95% of the fair market value of the shares on the purchase date. An employee may not participate in an offering period if, immediately after the purchase of shares, the employee would own shares or hold options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of our stock.
Deferred Compensation Plan
We have established a Deferred Compensation Plan which is designed to allow certain individuals, including members of our Board of Directors and a select group of management and/or highly compensated employees, to defer a portion of their current income on a pre-tax basis and receive a tax-deferred return on such deferrals. Our Deferred Compensation Plan is offered to these employees to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that our Deferred Compensation Plan is a competitive benefit that aids us in attracting and retaining management talent. Each of our executives is eligible to participate in our Deferred Compensation Plan.

Under the plan, a participant may defer up to 100% of his or her annual base salary, annual incentive bonus and/or restricted stock or restricted stock unit awards, subject to a minimum deferral amount of $2,000 in each plan year. In addition to a participant’s deferrals, amounts are credited or debited to a participant’s account based on the performance of one or more measurement funds selected by the participant. The measurement funds available under the plan are selected and announced by the plan committee based on certain mutual funds and crediting rates. The plan committee may, in its sole discretion upon written notice to participants, discontinue, substitute or add a measurement fund under the plan. Any restricted stock or restricted stock units deferred under the plan is at all times allocated to a company stock fund which consists solely of our common stock, with any dividends paid thereon being reinvested in additional shares of our common stock. Amounts credited or debited to a participant’s account are based solely on the market performance of the measurement funds selected by the participant, and we do not pay any “above-market” interest or return on the deferrals made by any participant. As such, these amounts are not shown in the Summary Compensation Table below.
Several named executive officers have elected to defer salary, bonus and/or restricted stock under the Deferred Compensation Plan, and have accumulated the deferred compensation amounts shown in the table entitled “Nonqualified Deferred Compensation in Fiscal Year 2008” on page 28 of this proxy statement. The amounts deferred are unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.
Stock Ownership Guidelines
Our Board of Directors has established stock ownership guidelines for executives that are designed to increase the executive’s equity stake in Newport and more closely align his or her interests with those of our stockholders. The current guidelines provide that each executive should own, at a minimum, shares of our common stock having a value equal to a specified percentage of his or her annual base salary within two years of becoming an officer or following the Board’s adoption of the guidelines, whichever is later. In accordance with these guidelines, our Chief Executive Officer should own shares of our stock having a value equal to at least 300% of his annual base salary, our Senior Vice President and Chief Financial Officer should own shares of our stock having a value equal to at least 200% of his annual base salary, and our other executive officers should own shares of our stock having a value ranging from 50% to 150% of their annual base salaries.
The guidelines also provide that our executives shall not sell shares of our stock if the executive is not in compliance, or if such sale would cause the executive officer to become out of compliance, with the minimum stock ownership guidelines, except under certain circumstances, including cases of financial hardship, if approved by the Chairman of the Compensation Committee of our Board. These restrictions do not apply to the sale, or the surrender to us, of shares in connection with the exercise or settlement of a stock option or stock appreciation right, or the vesting of restricted stock or restricted stock units, in payment of the exercise price and/or withholding taxes due in connection with such exercise, settlement or vesting. The guidelines also provide that any sales of our stock by our executives shall be made pursuant to a written sale plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the requirements of our insider trading policy.
In addition to the guidelines described above, the terms of certain stock options previously granted to certain executives provide that the executive must hold at least 50% of all shares received upon the exercise of a stock option, for the longer of one year or until such time as the executive is in compliance with these stock ownership guidelines.
Under our insider trading policy, covered employees are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale.
Accounting and Tax Considerations
In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on Newport and the executive officers and other employees as a group. We aim to keep the expense related to our compensation programs to the minimum necessary to accomplish the objectives of our compensation programs. When determining how to allocate between differing elements of compensation, the goal is to meet our objectives while maintaining cost neutrality. For instance, if we increase the benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid increasing our total compensation expense.

Under Section 162(m) of the Internal Revenue Code, we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). We have not paid, and do not currently expect to pay, any compensation that is not deductible for federal income tax purposes. However, non-deductible compensation may still be paid to executives in extraordinary circumstances, when necessary for competitive reasons or to attract or retain a key executive.
In order to preserve our ability to deduct the compensation income associated with equity awards granted to such persons, for the purposes of Section 162(m) of the Internal Revenue Code, the 2006 Plan provides that (i) in no event shall any plan participant be granted options or stock appreciation rights in any one calendar year pursuant to which the aggregate number of shares of common stock that may be acquired thereunder exceeds 300,000 shares, subject to adjustments in capital structure, and (ii) in no event shall any participant be granted restricted stock awards in any one calendar year pursuant to which the aggregate number of shares of common stock governed by such restricted stock awards exceeds 200,000 shares, subject to adjustments in capital structure. To the extent grants under the 2006 Plan are in excess of these limitations, such excess shall not be exempt from the deductibility limits of Section 162(m) of the Internal Revenue Code.
Employment Agreements and Arrangements
With the exception of the severance compensation agreements discussed below, which provide for payment of certain compensation and benefits in the event of termination of employment under certain circumstances, we do not have an agreement with any named executive officer with respect to the length of his employment or the level of cash compensation, equity compensation or other benefits payable to him. The base salary and any annual or long-term cash or equity incentive compensation of each executive officer are determined by the Compensation Committee, in its sole discretion, in accordance with its compensation philosophy, policies, objectives and guidelines discussed above.
Termination Following Change in Control
We have entered into a severance compensation agreement with each of our named executive officers providing for certain payments and benefits in the event that such officer’s employment is terminated within two years of a “change in control” of Newport (as defined in the agreement), unless such termination results from the officer’s death, disability or retirement, or the officer’s resignation for reasons other than “good reason” (as defined in the agreement), or constitutes a termination by us for “cause” (as defined in the agreement). In such event, the executive officer will be entitled to: (i) a lump sum severance payment equal to twelve months of such officer’s highest base salary during the twelve month period preceding termination (with the exception of Mr. Phillippy, who will be entitled to a severance payment of twenty-four months of salary); (ii) a bonus payment equal to such officer’s incentive compensation bonus payable under our annual incentive plan or other bonus plans then in effect, based on 100% satisfaction of all performance goals (with the exception of Mr. Phillippy, who will be entitled to receive two times such bonus payment); (iii) continuation of benefits under our medical, dental and vision plans, and long-term disability insurance for twenty-four months; (iv) automatic vesting of all unvested restricted stock and restricted stock units held by the officer, based on 100% satisfaction of any applicable performance goals; (v) automatic vesting of all unvested stock options and, unless otherwise specified by the officer, payment of an amount equal to the difference between the exercise price and fair market price (calculated as set forth in the agreement) of the shares of common stock subject to all vested and unvested stock options held by the officer; and (vi) certain other benefits, including payment of an amount sufficient to offset any excess “parachute payment” excise tax payable by the officer pursuant to the provisions of the Internal Revenue Code, and/or any comparable provision of state or foreign law.
Other Termination
Our agreements with each of Mr. Phillippy and Mr. Cargile provide that, in the event we terminate his employment other than for cause at any time during the term of the agreement in absence of a change in control of Newport, he will be entitled to receive (i) a severance payment equal to twelve months of his highest base salary in effect during the twelve month period preceding termination, payable in a lump sum on his date of termination, (ii) a bonus payment in an amount equal to his incentive bonus payable under our annual incentive plan or other bonus plans then in effect, based on 100% satisfaction of all performance goals, payable in a lump sum on his date of termination, and (iii) continuation of benefits under our medical, dental and vision plans, and long-term disability insurance for twelve months.

The estimated payments and benefits that each named executive officer would have received under the severance compensation agreements described above in the event that his employment had been terminated by us under certain circumstances as of January 3, 2009 are discussed under the heading “Payments Upon Certain Termination Events” beginning on page 29 of this proxy statement.
Non-Employee Director Compensation
The Committee has the authority and responsibility to review and evaluate periodically the cash and equity compensation paid to non-employee directors. Based on such review and evaluation, the Committee makes recommendations to our Board, and the Board approves all non-employee director compensation in its sole discretion.
The Committee has the authority to engage compensation consultants to assist the Committee in evaluating the amount and form of non-employee director compensation. In evaluating and making its recommendations regarding non-employee director compensation, the Committee reviews market data obtained through surveys conducted by such consultants or through other external resources. While the Committee may direct management to engage compensation consultants on behalf of the Committee, the Committee does not delegate any authority to management to determine or make recommendations regarding such compensation.
Each of our non-employee directors receives an annual fee for service as a director, which fee was $26,250 for 2008. In February 2009, the Board reduced this annual fee to $23,625 effective as of April 2009. In addition, each non-employee director is paid $2,500 for each in-person Board meeting attended, $1,500 for each telephonic Board meeting attended, $2,000 for each in-person committee meeting attended, and $1,000 for each telephonic committee meeting attended. Each committee chairperson receives an additional $1,000 for each in person or telephonic committee meeting attended. Our non-employee directors are also reimbursed for expenses incurred in connection with attending Board and committee meetings.
Mr. Potashner receives an additional annual fee of $12,000 for his service as Chairman of the Board. At such times as a lead independent director is serving, such director would receive an additional annual fee of $6,000, prorated for any portion of a year during which he serves. No director served as lead independent director during 2008.
Each non-employee director receives annually restricted stock units (each unit representing the right to receive one share of our common stock) having a target grant date value of $120,000. Such restricted stock units vest in full on the first anniversary of the award date. Upon initial appointment or election to our Board, each non-employee director receives restricted stock units having a target grant date value of $250,000, which vest in 25% increments on each of the first four anniversaries of the award date.
All cash compensation earned by each non-employee director, and share-based compensation expense recognized by us for each non-employee director, during the fiscal year ended January 3, 2009 is shown in the table entitled “Director Compensation in Fiscal Year 2008” on page 30 of this proxy statement.

Summary Compensation Table
The following table sets forth compensation earned during the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 by our principal executive officer, Robert J. Phillippy; our principal financial officer, Charles F. Cargile; and our three other most highly compensated executive officers who were serving as executive officers at January 3, 2009 and whose total compensation exceeded $100,000 for the fiscal year ended January 3, 2009; as well as share-based compensation expense recognized by us for such officers during such fiscal years. These officers are referred to in this proxy statement as the “named executive officers.”
Summary Compensation Table

					Non-
					Equity
					Incentive
					Plan	All Other
			Stock	Option	Compen-	Compen-
		Salary	Awards(1)	Awards(2)	sation(3)	sation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Robert J. Phillippy(5)	2008	$442,788	$—	$108,169	$69,051	$26,072	$646,080
President and Chief Executive Officer	2007	336,541	57,975	215,320	28,091	31,585	669,512
	2006	308,988	173,925	364,755	306,179	31,294	1,185,141

Charles F. Cargile	2008	324,808	—	27,042	62,350	25,279	439,479
Senior Vice President,	2007	312,000	45,105	83,717	19,500	33,214	493,536
Chief Financial Officer and Treasurer	2006	308,769	135,314	270,511	303,009	34,681	1,052,284

Gary J. Spiegel	2008	272,114	—	27,042	36,395	27,124	362,675
Vice President,	2007	264,996	25,780	68,773	24,063	54,848	438,460
Worldwide Sales and Service	2006	261,920	77,339	180,850	177,375	54,380	751,864

Jeffrey B. Coyne	2008	269,907	—	27,042	34,541	23,987	355,477
Senior Vice President,	2007	245,011	32,234	68,773	24,050	31,402	401,470
General Counsel and Corporate Secretary	2006	242,316	96,702	180,850	158,530	33,005	711,403

David J. Allen(6)	2008	277,115	—	—	43,703	1,393	322,211
Vice President and General	2007	212,885	—	—	54,555	1,095	268,535
Manager, Lasers Division	2006	—	—	—	—	—	—

(1)	Reflects the total amount of share-based compensation expense that we recognized in each year for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004) (SFAS 123R), excluding estimated forfeitures, with respect to unvested restricted stock units held by each named executive officer. The fair value of restricted stock unit awards is determined based on the closing market price of our common stock on the award date and is amortized using the graded vesting method over the requisite service period of the award. For both 2006 and 2007, the expense recognized related to restricted stock units awarded in 2006 that had vesting conditioned on the achievement of 2006 financial performance goals. During both 2007 and 2008, we determined that we would not meet the applicable financial performance goals for 2007 and 2008, respectively, and, therefore, we did not recognize any compensation expense in those years relating to restricted stock units that had vesting conditioned on the achievement of such performance goals. During 2008, due to the non-achievement of our 2007 performance goals, 50% of the restricted stock units that were awarded to the named executive officers in 2006 and 2007 and that had vesting conditioned on the achievement of such goals were forfeited, and 50% of such restricted stock units remained outstanding and eligible for vesting conditioned on our achievement of the target performance goals established for such awards for 2008.

(2)	Reflects the total amount of compensation expense that we recognized in each year for financial statement reporting purposes in accordance with SFAS 123R, excluding estimated forfeitures, with respect to unvested stock options held by each named executive officer. The fair value of stock options is estimated at the time of grant using the Black-Scholes-Merton option pricing model and is amortized on a straight-line basis over the requisite service period of the award. All unvested stock options held by the named executive officers during the periods presented were granted in 2003 and 2004, and the assumptions used in the valuation of such options are discussed in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005 under the heading “Stock-Based Compensation” and in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 30, 2006.

(3)	Reflects the amounts earned by each named executive officer under our annual cash incentive plan based upon the achievement of financial and/or non-financial performance goals for our 2008, 2007 and 2006 fiscal years, which amounts were paid in March of 2009, 2008 and 2007, respectively, in accordance with the terms of such plan.

(4)	All other compensation for 2008 consists of (i) company contributions to our 401(k) plan totaling $13,200 for each named executive officer (other than Mr. Allen); (ii) company-paid premiums for term life insurance for the benefit of each named executive officer; (iii) auto allowances paid to each named executive officer (other than Mr. Allen); and (iv) company-paid costs for annual executive physicals for Messrs. Phillippy, Cargile and Spiegel.

(5)	Mr. Phillippy was promoted to President and Chief Executive Officer in September 2007. Mr. Phillippy’s annual base salary was increased to $425,000 at that time and was increased in $450,000 in 2008.

(6)	Mr. Allen joined us in March 2007. The amounts set forth for the year 2007 reflect amounts earned by Mr. Allen from March through December of 2007.

Grants of Plan-Based Awards
The following table sets forth information regarding grants of awards to each named executive officer during our fiscal year ended January 3, 2009 under our equity and non-equity incentive plans.
Grants of Plan-Based Awards in Fiscal Year 2008

					Estimated Future		Grant Date
		Estimated Possible Payouts under			Payouts under Equity		Fair Value
		Non-Equity Incentive Plan Awards(1)			Incentive Plan Awards(2)		of Stock and
						Target/	Option
	Grant	Threshold	Target	Maximum	Threshold	Maximum	Awards(3)
Name	Date	($)	($)	($)	(#)	(#)	($)
Robert J. Phillippy	N/A	$180,000	$450,000	$810,000	—	—	$—
	03/12/08	—	—	—	70,014	100,020	983,197

Charles F. Cargile	N/A	99,000	247,500	445,500	—	—	—
	03/12/08	—	—	—	35,007	50,010	491,598

Gary J. Spiegel	N/A	48,125	137,500	233,750	—	—	—
	03/12/08	—	—	—	24,507	35,010	344,148

Jeffrey B. Coyne	N/A	56,000	140,000	252,000	—	—	—
	03/12/08	—	—	—	28,014	40,020	393,397

David J. Allen	N/A	49,000	140,000	238,000	—	—	—
	03/12/08	—	—	—	23,100	33,000	324,390

(1)	Reflects the potential payouts to the named executive officers under our annual cash incentive plan, which is described in more detail under the heading “Compensation Discussion and Analysis” above. The amounts shown as threshold, target and maximum payouts represent (i) 50%, 100% and 200% payouts, respectively, based on minimum, target and maximum performance levels for certain annual financial measures established under such plan, plus (ii) 0%, 100% and 100% payouts, respectively, on certain individual non-financial performance goals established under the plan for each named executive officer. If we do not achieve at least the minimum performance level for a particular financial measure, no payout is made for such measure. The actual amounts earned under these non-equity incentive plan awards by the named executive officers are included in the Summary Compensation Table above under the column heading “Non-Equity Incentive Plan Compensation” for the year 2008.

(2)	The equity incentive plan awards set forth in the table above consist of restricted stock units (each unit representing the right to receive one share of our common stock) awarded to each named executive officer under our 2006 Performance-Based Stock Incentive Plan, which awards and plan are described in more detail under the heading “Compensation Discussion and Analysis” above. No consideration was paid by any named executive officer for any equity incentive plan award. The numbers of shares shown as threshold and target/maximum payouts represent 70% and 100% vesting of such awards, respectively, based on minimum and target performance levels for certain financial measures established under the plan. If we do not achieve at least the minimum performance level for a particular measure, no shares would vest for that measure for the applicable year; provided, however, that, for the first two performance years, 50% of any unvested shares would be eligible for vesting in the next succeeding year, as explained in more detail under the heading “Compensation Discussion and Analysis” above. In March 2009, we determined that we did not achieve the minimum performance goals for 2008. Accordingly, 50% of the restricted stock units awarded in 2008 that were conditioned upon the achievement of our 2008 performance goals have been forfeited and 50% of such restricted stock units will remain outstanding and will be eligible for vesting if we achieve the target performance goals established for such awards for 2009.

(3)	Reflects the grant date fair value of the target/maximum number of restricted stock units awarded to each named executive officer, determined based on the closing price of our common stock on the grant date, which was $9.83 per share.

Outstanding Equity Awards
The table below sets forth information regarding outstanding equity awards held by each named executive officer as of January 3, 2009 including: (i) the number of shares of our common stock underlying both exercisable and unexercisable stock options held by each named executive officer and the exercise prices and expiration dates thereof, and (ii) the number of restricted stock units held by each named executive officer and the market value thereof, all of which were unearned and unvested as of January 3, 2009.
Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards				Stock Awards
					Equity	Equity
					Incentive Plan	Incentive Plan
					Awards:	Awards:
					Number of	Market or
					Unearned	Payout Value
					Shares, Units	of Unearned
	Number of Securities				or Other	Shares, Units
	Underlying		Option		Rights That	or Other Rights
	Unexercised Options		Exercise	Option	Have Not	That Have Not
	(#)		Price	Expiration	Vested(1)	Vested(2)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Robert J. Phillippy	60,000	—	$14.31	01/02/10	—	—
	20,000	—	68.25	01/01/11	—	—
	30,000	—	13.16	09/17/11	—	—
	30,000	—	11.27	02/23/13	—	—
	70,000	—	11.27	02/23/13	—	—
	25,000	—	16.91	01/01/14	—	—
	100,000	—	13.03	08/03/14	—	—
	—	—	—	—	118,367	$780,039

Charles F. Cargile	60,000	—	$75.75	11/15/10	—	—
	20,000	—	68.25	01/01/11	—	—
	30,000	—	13.16	09/17/11	—	—
	30,000	—	11.27	02/23/13	—	—
	95,000	—	11.27	02/23/13	—	—
	31,250	—	16.91	01/01/14	—	—
	25,000	—	13.03	08/03/14	—	—
	—	—	—	—	64,464	$424,818

Gary J. Spiegel	60,000	—	$14.31	01/02/10	—	—
	20,000	—	68.25	01/01/11	—	—
	30,000	—	13.16	09/17/11	—	—
	20,000	—	11.27	02/23/13	—	—
	55,000	—	11.27	02/23/13	—	—
	20,000	—	16.91	01/01/14	—	—
	25,000	—	13.03	08/03/14	—	—
	—	—	—	—	41,346	$272,470
(table continued on next page)

	Option Awards				Stock Awards
					Equity	Equity
					Incentive Plan	Incentive Plan
					Awards:	Awards:
					Number of	Market or
					Unearned	Payout Value
					Shares, Units	of Unearned
	Number of Securities				or Other	Shares, Units
	Underlying		Option		Rights That	or Other Rights
	Unexercised Options		Exercise	Option	Have Not	That Have Not
	(#)		Price	Expiration	Vested(1)	Vested(2)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Jeffrey B. Coyne	50,000	—	$30.80	05/29/11	—	—
	30,000	—	13.16	09/17/11	—	—
	20,000	—	11.27	02/23/13	—	—
	55,000	—	11.27	02/23/13	—	—
	20,000	—	16.91	01/01/14	—	—
	25,000	—	13.03	08/03/14	—	—
	—	—	—	—	49,056	$323,279

David J. Allen	—	—	—	—	34,773	$229,154

(1)	Consists of outstanding restricted stock units awarded to each named executive officer in 2006, 2007 and 2008, all of which were unearned and unvested as of January 3, 2009. All equity incentive plan awards granted to the named executive officers vest in three equal annual installments, provided that we achieve certain specified annual financial performance goals. The numbers of shares and market values reflected in the table assume the achievement of the minimum performance goals established for all performance periods. The restricted stock units awarded in 2006, which were outstanding as of January 3, 2009, have vesting conditioned upon the achievement of performance goals for our fiscal year 2008. The restricted stock units awarded in 2007, which were outstanding as of January 3, 2009, have vesting conditioned upon the achievement of performance goals for our fiscal years 2008 and 2009. The restricted stock units awarded in 2008, which were outstanding as of January 3, 2009, have vesting conditioned upon the achievement of performance goals for our fiscal years 2008, 2009 and 2010. In approximately March of each year, the Compensation Committee of our Board determines the extent to which the applicable performance goals have been achieved for the preceding year and the number of restricted stock units, if any, that will vest and be settled based on such achievement level. In March 2009, we determined that we did not achieve our performance goals for 2008. Accordingly, a substantial portion of the restricted stock units that were held by the named executive officers as of January 3, 2009 and were conditioned upon the achievement of our 2008 performance goals were forfeited in March 2009. In accordance with the terms of the award agreements, 50% of the restricted stock units awarded in 2007 and 2008 that were first conditioned upon the achievement of our 2008 performance goals will remain outstanding and will be eligible for vesting if we achieve the target performance goals established for such awards for 2009.

(2)	The market values for all unearned and unvested restricted stock units have been calculated based on the closing price of our common stock on January 2, 2009, which was $6.59 per share.

Option Exercises and Stock Vested
During the year ended January 3, 2009, no stock options, stock appreciation rights or similar instruments were exercised by, and no restricted stock, restricted stock units or similar instruments vested for, any named executive officer.
Non-Qualified Deferred Compensation
The table below sets forth certain information relating to each named executive officer’s participation in our Deferred Compensation Plan during our fiscal year ended January 3, 2009, including (a) the aggregate dollar amounts of: (i) contributions made by the executive to the plan, (ii) interest and other earnings or losses accrued on the executive’s account, and (iii) withdrawals by and distributions to the executive from the plan; and (b) the total balance of the executive’s account as of January 3, 2009. We did not make any contributions to the plan on behalf of any named executive officer in 2008. Our Deferred Compensation Plan is described in more detail under the heading “Compensation Discussion and Analysis” above.
Nonqualified Deferred Compensation in Fiscal Year 2008

		Aggregate
	Executive	Earnings (Losses)	Aggregate	Aggregate
	Contributions in	in Last Fiscal	Withdrawals/	Balance at Last
	Last Fiscal Year	Year(1)	Distributions	Fiscal Year End(2)
Name	($)	($)	($)	($)
Robert J. Phillippy	$—	$(322,376)	$(37,787)	$567,119

Charles F. Cargile(3)	9,734	(37,185)	—	52,498

Gary J. Spiegel(4)	47,430	(90,216)	—	181,563

Jeffrey B. Coyne	—	—	—	—

David J. Allen	—	—	—	—

(1)	The aggregate losses in 2008 consisted of market-based losses on all compensation deferred under the plan based on the performance of the measurement funds selected by the named executive officer. No named executive officer has received any above-market or preferential earnings on amounts deferred under our Deferred Compensation Plan and, accordingly, no such amounts have been reported in the Summary Compensation Table included in this proxy statement.

(2)	The aggregate balance of each named executive officer’s account as of January 3, 2009 consists of amounts contributed to the plan in 2008 and/or in prior years in the form of deferrals of salary and/or bonus, all of which compensation has been reported in the Summary Compensation Table included in this proxy statement or in our proxy statements filed in prior years to the extent such executive’s compensation was required to be reported in each applicable year (less any amounts which have been previously distributed from the plan), together with earnings (losses) thereon.

(3)	All of the contributions made by Mr. Cargile in 2008 are reported as salary in the Summary Compensation Table included in this proxy statement for the year 2008.

(4)	The contributions made by Mr. Spiegel in 2008 consist of $46,227 which is reported as salary in the Summary Compensation Table included in this proxy statement for the year 2008 and $1,203 which is reported as non-equity incentive compensation in the Summary Compensation Table included in this proxy statement for the year 2007.

Payments Upon Certain Termination Events
We have entered into a severance compensation agreement with each of our named executive officers which provides for certain payments and benefits if the named executive officer’s employment is terminated under certain circumstances. The key terms of such agreements, including the events triggering payments thereunder, are discussed in more detail under the heading “Compensation Discussion and Analysis” above.
Termination Following Change in Control
The table below sets forth information regarding the estimated payments and benefits that each named executive officer would have received in the event that his employment had been terminated by us without cause, or he had resigned for “good reason,” as of January 3, 2009, following a change in control of Newport.
Estimated Payments in the Event of Termination
at 2008 Fiscal Year End Following Change in Control

		Incentive-
	Salary-Based	Based				Total
	Severance	Severance	Option	Stock	Continuation	Estimated
Name	Payments(1)	Payments(2)	Awards(3)	Awards(4)	of Benefits(5)	Payments(6)
Robert J. Phillippy	$900,000	$900,000	$—	$1,114,336	$50,030	$2,964,366

Charles F. Cargile	330,000	247,500	—	606,873	41,262	1,225,635

Gary J. Spiegel	275,000	137,500	—	389,238	43,493	845,231

Jeffrey B. Coyne	280,000	140,000	—	461,827	47,660	929,487

David J. Allen	280,000	140,000	—	327,358	40,939	788,297

(1)	Represents payment of twenty-four months of the approved base salary for Mr. Phillippy, and twelve months of the approved base salary for all other named executive officers, which would have been payable in a lump sum on the date of termination.

(2)	Represents payment of the target incentive that each named executive officer would have been entitled to receive for the year 2008 (two times such target incentive amount in the case of Mr. Phillippy) based on achievement of 100% of the relevant performance goals, which would have been payable in a lump sum on the date of termination.

(3)	Pursuant to the terms of the severance compensation agreements with our named executive officers, in the event of termination following a change in control, each named executive officer would be entitled to receive an amount equal to the aggregate gain on all vested and unvested stock options held by each named executive officer as of January 3, 2009, calculated based on the difference between the exercise price of each such option and the closing price of our common stock on such date, and payable in a lump sum, subject to payment by the executive officer of applicable withholding taxes, unless otherwise specified by the executive officer. However, as of January 3, 2009, the exercise prices of all stock options held by our named executive officers exceeded the price of our common stock and, accordingly, no such amounts would have been payable. Outstanding out-of-the-money options to purchase an aggregate of 1,056,250 shares of our common stock would have expired 90 days following termination if not exercised by the named executive officers during such period.

(4)	Represents the aggregate market value of unvested restricted stock units (each unit representing the right to receive one share of our common stock) held by each named executive officer as of January 3, 2009 based on the closing price of our common stock on January 2, 2009, which was $6.59 per share. Such restricted stock units would have become immediately vested assuming achievement of 100% of the relevant performance goals and would have been settled by delivery of shares of our common stock, subject to payment by the executive officer of applicable withholding taxes.

(5)	Represents an estimate of the total cost of company-paid premiums for continuation of medical, dental, vision and long-term disability benefits for a period of 24 months following the date of termination, calculated based upon the premiums for such benefits in effect as of January 3, 2009. The actual cost of health benefits may vary during the benefits continuation period depending upon the overall premium rates that we would be required to pay under our health benefit programs.

(6)	The total estimated payments would be increased in an amount sufficient to offset any excess “parachute payment” excise tax payable by the named executive officer pursuant to the provisions of the Internal Revenue Code, and/or any comparable provision of state or foreign law.
Other Termination
As discussed under “Compensation Discussion and Analysis” above, our agreements with each of Mr. Phillippy and Mr. Cargile also provide for certain payments in the event we terminate his employment other than for cause in absence of a change in control of Newport. If we had terminated Mr. Phillippy’s employment other than for cause and in absence of a change in control as of January 3, 2009, Mr. Phillippy would have received estimated severance payments totaling $925,015. If we had terminated Mr. Cargile’s employment other than for cause and in absence of a change in control as of January 3, 2009, Mr. Cargile would have received estimated severance payments totaling $598,131. Such payments would be increased in an amount sufficient to offset any excess “parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code, and/or any comparable provision of state or foreign law.
Director Compensation
Each of our non-employee directors receives cash compensation, consisting of annual retainer fees, chairman or lead independent director fees (if applicable) and meeting participation fees, and equity-based awards. Such cash and equity compensation is discussed in more detail under the heading “Compensation Discussion and Analysis” above. The table below sets forth cash compensation earned by each non-employee director, and share-based compensation expense recognized by us for each non-employee director, during the fiscal year ended January 3, 2009. All compensation of Mr. Phillippy is reported in the Summary Compensation Table above and has been excluded from the table below.
Director Compensation in Fiscal Year 2008

	Fees Earned or	Stock	Option
	Paid in Cash(1)	Awards(2)(4)	Awards(3)(4)	Total
Name	($)	($)	($)	($)
R. Jack Aplin	$24,938	$60,023	$—	$84,961

Robert L. Guyett	64,250	157,607	—	221,857

Michael T. O’Neill	57,750	157,607	—	215,357

C. Kumar N. Patel	45,750	157,607	—	203,357

Kenneth F. Potashner	74,250	157,607	—	231,857

Richard E. Schmidt	22,938	60,023	—	82,961

Peter J. Simone	51,250	157,607	—	208,857

Markos I. Tambakeras	26,813	37,802	—	64,615

(1)	Reflects fees earned in 2008 by each non-employee director who served on our Board during 2008, including annual retainer fees and meeting fees for meetings which occurred during 2008. The fees for Mr. Potashner include additional fees for services in his role of Chairman of the Board. Messrs. Aplin and Schmidt retired from the Board, and Mr. Tambakeras was appointed to the Board, in May 2008.

(2)	Reflects the total amount of compensation expense that we recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123R with respect to unvested restricted stock units held by each non-employee director. Each non-employee director (other than Mr. Tambakeras) received an award of 7,770 restricted stock units in June 2007, which had a grant date fair value of $15.45 per share. Each non-employee director (other than Messrs. Aplin, Schmidt and Tambakeras) received an award of 12,200 restricted stock units in March 2008, which had a grant date fair value of $9.83 per share. Mr. Tambakeras received an initial award of 19,425 restricted stock units in May 2008, which had a grant date fair value of $12.87 per share and vests in equal annual installments over a period of four years. The grant date fair values of such awards were determined based on the closing price of our common stock on the grant date.

(3)	All stock options held by the non-employee directors had vested in full prior to the beginning of our 2008 fiscal year. As such, we did not recognize any compensation expense in 2008 with respect to such stock options.

(4)	The aggregate number of stock options and the aggregate number of stock awards, consisting entirely of restricted stock units, held by each non-employee director as of January 3, 2009 were as follows:

	Aggregate Number of	Aggregate Number of
	Shares Underlying	Shares Underlying
	Outstanding Stock	Unvested Restricted
Name	Options	Stock Units
R. Jack Aplin(a)	40,000	—

Robert L. Guyett	62,000	12,200

Michael T. O’Neill	34,500	12,200

C. Kumar N. Patel	62,000	12,200

Kenneth F. Potashner	52,000	12,200

Richard E. Schmidt(a)	40,000	—

Peter J. Simone	23,500	12,200

Markos I. Tambakeras	—	19,425

(a)	In accordance with the terms of certain of our stock option agreements with each of Mr. Aplin and Mr. Schmidt, certain stock options that were vested and outstanding as of the date of his retirement will remain outstanding and exercisable for a period of ten years from the grant date, notwithstanding the termination of his service on the Board.
Other Agreements
Indemnification of Officers and Directors
We have entered into indemnification agreements with each of our executive officers and directors, and certain other officers, which provide contractual protection of certain rights of indemnification by us. The indemnification agreements provide for indemnification of our officers and directors to the fullest extent permitted by our articles of incorporation, bylaws and applicable law. Under the agreements, we indemnify our officers and directors against all fees, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, and amounts paid in any settlement we approve) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which any such officer or director is a party by reason of any action or inaction in his capacity as our officer or director or by reason of the fact that the officer or director is or was serving as our director, officer, employee, agent or fiduciary, or of any of our subsidiaries or divisions, or is or was serving at our request as our representative with respect to another entity, subject to limitations imposed by applicable law. We will not indemnify such officer or director, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of four non-employee directors: Messrs. Guyett, O’Neill, Potashner and Tambakeras, all of whom served on the Compensation Committee during 2008. In addition, R. Jack Aplin served as a member of the Compensation Committee until May 2008. None of the members serving on the Compensation Committee currently or during 2008 are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Report of the Compensation Committee
The Compensation Committee is responsible for, among other things, establishing, developing guidelines for, evaluating and approving all base salaries and annual and long-term cash and equity incentive compensation of Newport’s executive officers, and all other executive benefit plans, programs and agreements. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” in Newport’s proxy statement for its 2009 annual meeting of stockholders. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that such information be included in such proxy statement.
Respectfully submitted,
Michael T. O’Neill, Chairman
Robert L. Guyett
Kenneth F. Potashner
Markos I. Tambakeras
The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Newport under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon the review of copies of such reports furnished to us and written representations that no other reports were required during fiscal year 2008 or prior fiscal years, all of our officers, directors and greater than ten percent stockholders have complied with all applicable Section 16(a) filing requirements, except that Mr. O’Neill did not timely report on Form 4 the purchase of 5,000 shares of common stock, which occurred on November 4, 2008. Such purchase was subsequently reported on a Form 4 filed on November 10, 2008.
Transactions with Related Persons
We have not entered into a transaction with any related person since the beginning of our 2008 fiscal year.
In accordance with our Corporate Governance Guidelines and the charter of the Audit Committee of our Board of Directors, the Audit Committee is responsible for reviewing and approving any proposed transaction with any related person for which such approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules. Currently, this review and approval requirement applies to any transaction to which Newport or any of our subsidiaries will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers; (b) any nominee for election as a director; (c) any security holder who is known to us to own of record or beneficially more than five percent of any class of our voting securities; or (d) any member of the immediate family (as defined in Regulation S-K, Item 404) of any of the persons described in the foregoing clauses (a)-(c).
In the event that management becomes aware of any related person transaction, management will present information regarding such transaction to the Audit Committee for review and approval. In addition, on at least an annual basis, the Audit Committee reviews and considers with management the disclosure requirements relating to transactions with related persons and the potential existence of any such transaction.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth specified information with respect to the beneficial ownership of our common stock as of March 30, 2009 by: (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (2) each of our named executive officers; (3) each of our directors; and (4) all of our directors and executive officers as a group.

	Number of Shares
	Beneficially Owned(2)
Name and Address of Beneficial Owners(1)	Number	Percentage
Michael W. Cook Asset Management, Inc. (d/b/a SouthernSun Asset Management) 6000 Poplar Avenue, Suite 220 Memphis, TN 38119(3)	4,974,139	13.8%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(4)	3,929,861	10.4%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(5)	3,360,410	9.3%

Van Den Berg Management 805 Las Cimas Parkway, Suite 430 Austin, TX 78746(6)	2,806,375	7.8%

Barclays Global Investors, NA (and affiliated entities) 400 Howard Street San Francisco, CA 94105(7)	2,737,087	7.6%

Private Capital Management, L.P. 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108(8)	2,092,881	5.8%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019(9)	1,903,387	5.3%

David J. Allen	—	—

Charles F. Cargile(10)	315,349	*

Jeffrey B. Coyne(11)	212,748	*

Robert L. Guyett(12)	175,770	*

Michael T. O’Neill(13)	75,470	*

C. Kumar N. Patel(14)	195,819	*

Robert J. Phillippy(15)	387,471	1.1%

Kenneth F. Potashner(16)	87,896	*

Peter J. Simone(17)	48,650	*

Gary J. Spiegel(18)	247,736	*

Markos I. Tambakeras(19)	4,856	*

All executive officers and directors as a group (11 persons)(20)	1,751,765	4.7%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each holder is c/o Newport Corporation, 1791 Deere Avenue, Irvine, California 92606.

(2)	The beneficial ownership is calculated based on 36,109,634 shares of our common stock outstanding as of March 30, 2009. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock units and/or other rights held by that person that are exercisable and/or will be settled upon vesting within 60 days of

March 30, 2009 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. To our knowledge, except pursuant to applicable community property laws or as otherwise indicated, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)	The holder has sole voting power with respect to 4,514,214 shares of common stock and has sole dispositive power with respect to 4,974,139 shares of common stock. The beneficial ownership information reflected in the table is included in the Schedule 13G filed by the holder with the Securities and Exchange Commission on January 12, 2009.

(4)	Includes 1,731,811 shares of common stock that are deemed outstanding and beneficially owned directly by the holder subject to conversion of 2.5% convertible subordinated notes due 2012 issued by us in February 2007, which are held by the holder. The holder has sole voting power with respect to 745,227 shares of common stock and has sole dispositive power with respect to 3,929,861 shares of common stock. These securities are owned by various individual and institutional investors for which the holder serves as investment advisor with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, the holder is deemed to be a beneficial owner of such securities; however, the holder expressly disclaims that it is, in fact, the beneficial owner of such securities. The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 2 filed by the holder with the Securities and Exchange Commission on February 12, 2009.

(5)	The holder has sole voting power with respect to 3,343,623 shares of common stock and has sole dispositive power with respect to 3,360,410 shares of common stock. The holder furnishes investment advice to four investment companies and serves as investment manager to certain commingled group trusts and separate accounts. In its role as investment advisor or manager, the holder possesses investment and/or voting power over shares owned by such investment companies, trusts and accounts and may be deemed to be the beneficial owner of such shares; however, all such securities are owned by such investment companies, trusts and accounts, and the holder disclaims beneficial ownership of such securities. The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 4 filed by the holder with the Securities and Exchange Commission on February 9, 2009.

(6)	Consists of 2,781,915 shares of common stock with respect to which the holder has shared voting and shared dispositive power, and 24,460 shares of common stock with respect to which the holder has sole voting and sole dispositive power. The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 2 filed by the holder with the Securities and Exchange Commission on January 15, 2009.

(7)	Consists of (a) 1,084,513 shares of common stock held by Barclays Global Investors, NA., which has sole voting power with respect to 906,150 shares of common stock and sole dispositive power with respect to 1,084,513 shares of common stock; (b) 1,629,723 shares of common stock held by Barclays Global Fund Advisors, which has sole voting power with respect to 1,221,435 shares of common stock and sole dispositive power with respect to 1,629,723 shares of common stock; and (c) 22,851 shares of common stock held by Barclays Global Investors, Ltd., which has sole dispositive power with respect to all such shares of common stock. The beneficial ownership information reflected in the table is included in the Schedule 13G filed by the holder with the Securities and Exchange Commission on February 5, 2009.

(8)	Consists of 2,039,081 shares of common stock with respect to which the holder has shared voting and shared dispositive power, and 53,800 shares of common stock with respect to which the holder has sole voting and sole dispositive power. The holder exercises shared voting authority with respect to shares held by those of its clients that have delegated proxy voting authority to it, which delegation may be granted or revoked at any time at the client’s discretion. The holder disclaims beneficial ownership of the shares over which it has dispositive power and disclaims the existence of a group. The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 8 filed by the holder with the Securities and Exchange Commission on February 13, 2009.

(9)	The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 7 filed by the holder with the Securities and Exchange Commission on January 27, 2009.

(10)	Includes options to purchase 291,250 shares of common stock which are exercisable within 60 days of March 30, 2009.

(11)	Includes options to purchase 200,000 shares of common stock which are exercisable within 60 days of March 30, 2009.

(12)	Includes options to purchase 62,000 shares of common stock which are exercisable within 60 days of March 30, 2009 and 101,570 shares held by Mr. Guyett as trustee of a family trust.

(13)	Includes options to purchase 34,500 shares of common stock which are exercisable within 60 days of March 30, 2009 and 28,770 shares held by Mr. O’Neill as trustee of a family trust.

(14)	Includes options to purchase 62,000 shares of common stock which are exercisable within 60 days of March 30, 2009 and 113,849 shares held by Dr. Patel and his spouse as trustees of a family trust.

(15)	Includes options to purchase 335,000 shares of common stock which are exercisable within 60 days of March 30, 2009 and 31,714 shares held by Mr. Phillippy and his spouse as trustees of a family trust.

(16)	Includes options to purchase 52,000 shares of common stock which are exercisable within 60 days of March 30, 2009.

(17)	Includes options to purchase 23,500 shares of common stock which are exercisable within 60 days of March 30, 2009.

(18)	Includes options to purchase 230,000 shares of common stock which are exercisable within 60 days of March 30, 2009 and 5,028 shares held by Mr. Spiegel and his spouse as trustees of a family trust.

(19)	Consists of shares of common stock which are issuable within 60 days of March 30, 2009 upon the vesting of restricted stock units.

(20)	Includes options to purchase 1,290,250 shares of common stock which are exercisable within 60 days of March 30, 2009 and 4,856 shares of common stock which are issuable within 60 days of March 30, 2009 upon the vesting of restricted stock units.

Report of the Audit Committee
Committee Members and Charter
The Audit Committee is comprised of three directors. None of the members of the Committee are or have been officers or employees of Newport and each member qualifies as an independent director as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and Section 10A(m) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 thereunder. Newport’s Board has determined that Messrs. Guyett and Simone are “audit committee financial experts” as defined by the regulations promulgated by the Securities and Exchange Commission.
The Committee operates under a written charter adopted by Newport’s Board. The Committee reviews its charter on an annual basis. A copy of the charter of the Audit Committee is available on Newport’s Internet site at www.newport.com. Newport will also provide electronic or paper copies of the Audit Committee charter free of charge, upon request made to Newport’s Corporate Secretary.
Role of the Audit Committee
Newport’s management is responsible for Newport’s financial reporting process, including its systems of internal control over financial reporting, and for the preparation of its financial statements in accordance with generally accepted accounting principles. Newport’s independent auditors are responsible for auditing those financial statements. The role and responsibility of the Committee is to monitor and review these processes on behalf of the Board.
The members of the Committee are not employees of Newport and are not, nor do they represent themselves to be, accountants or auditors by profession, and they do not undertake to conduct auditing or accounting reviews or procedures. Therefore, in performing the Committee’s oversight role, the Committee necessarily must rely on management’s representations that it has maintained appropriate accounting and financial reporting principles or policies, and appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and that Newport’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and on the representations of the independent auditors included in their report on Newport’s financial statements.
Report of the Audit Committee
The Committee held seven meetings during 2008, including telephonic meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, and Newport’s independent auditors. In addition to regularly scheduled meetings of the Committee, which correspond with the meetings of the Board held in February, May and November, the Committee held a meeting following the end of each quarter for the purpose of reviewing Newport’s annual or quarterly financial statements and its proposed public communications regarding its operating results and other financial matters.
In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements of Newport for the fiscal year ended January 3, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and the clarity of disclosures in the financial statements. During 2008, the Committee reviewed Newport’s quarterly financial statements and its proposed public communications regarding its operating results and other financial matters, and reviewed Newport’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing.
The Committee reviewed with Ernst & Young LLP, Newport’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Newport’s accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

The Committee discussed with Ernst & Young LLP the overall scope and plans for their annual audit and approved the fees to be paid to Ernst & Young LLP in connection therewith. The Committee also discussed with management and Ernst & Young LLP the adequacy and effectiveness of Newport’s disclosure controls and procedures and internal control over financial reporting. The Committee met separately with Ernst & Young LLP, without management present, to discuss the results of their examinations, their evaluations of Newport’s internal control over financial reporting, and the overall quality of Newport’s financial reporting.
The Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 114 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3526. In addition, the Committee has received the written disclosures and the letter from Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Committee concerning independence, and the Committee has discussed the independence of Ernst & Young LLP with that firm, including the compatibility of non-audit services with Ernst & Young LLP’s independence. The Committee has concluded that Ernst & Young LLP is independent from Newport and its management.
Based on the Committee’s review of the matters noted above and its discussions with Newport’s independent auditors and Newport’s management, the Committee recommended to the Board that the audited financial statements be included in Newport’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009.
Respectfully submitted,
Robert L. Guyett, Chairman
Peter J. Simone
Markos I. Tambakeras
The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Newport under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal Two
Ratification of Appointment of Independent Auditors
The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, as our independent auditors for the fiscal year ending January 2, 2010. Neither our bylaws nor Nevada General Corporation Law requires the approval of the selection of the independent auditors by our stockholders, but in view of the importance of the financial statements to stockholders, our Board deems it desirable that our stockholders ratify the selection of our auditors.
Prior to the Audit Committee’s appointment of Deloitte, Ernst & Young LLP, or E&Y, served as our independent auditors. On March 30, 2009, the Audit Committee of the Board of Directors dismissed E&Y, and, on the same date, appointed Deloitte as our independent auditors for our fiscal year 2009.
E&Y’s audit report on our financial statements as of and for each of the two fiscal years ended January 3, 2009 and December 29, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of our financial statements for each of the two fiscal years ended January 3, 2009 and December 29, 2007, and in the subsequent interim period through March 30, 2009, the date of the dismissal of E&Y, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
The Audit Committee’s determination to appoint Deloitte and to dismiss E&Y as its independent auditors was previously reported on a Current Report on Form 8-K filed by us on April 3, 2009. We provided E&Y with a copy of the above disclosures and requested that E&Y furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree. A copy of the letter from E&Y was filed as Exhibit 16.1 to our Form 8-K filed on April 3, 2009.
During our two most recent fiscal years and during the interim period through March 30, 2009, neither the Company nor anyone acting on its behalf has consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report nor oral advice was provided by Deloitte that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
A representative of Deloitte will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions. If this proposal is not approved, the Audit Committee will reconsider its selection of independent auditors.
The Board of Directors recommends a vote “FOR” this proposal.

Fees Billed by Ernst & Young LLP
The table below reflects the aggregate fees billed for audit, audit-related, tax and other services rendered by Ernst & Young LLP for our fiscal years ended January 3, 2009 and December 29, 2007:

	Year Ended	Year Ended
Fee Category	January 3, 2009	December 29, 2007
Audit Fees	$1,295,602	$1,411,000

Audit-Related Fees	—	26,540

Tax Fees	—	159,330

All Other Fees	—	—

Total Fees	$1,295,602	$1,596,870

Audit Fees
Audit fees consisted of fees for professional services rendered for: (i) the audit of our annual consolidated financial statements; (ii) the review of our consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) the review of our reports filed with the Securities and Exchange Commission, including comfort letters, consents and related public disclosures; and (iv) the audit of our internal control over financial reporting to provide an attestation report on our internal control over financial reporting as required by the rules and regulations promulgated under Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees
Audit-related fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and have not been included in the audit fees above. These audit-related services consisted primarily of research and consultations relating to our convertible subordinated notes offering in February 2007.
Tax Fees
Tax fees consisted of fees for services relating to tax compliance and planning and our adoption of Financial Accounting Standards Board Interpretation No. 48 in 2007.
All Other Fees
No other services were rendered by Ernst & Young LLP to us for our fiscal years ended January 3, 2009 and December 29, 2007.
Audit Committee Pre-Approval Policies and Procedures
Consistent with Securities and Exchange Commission rules, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent auditors. As such, the Audit Committee has established a policy of pre-approving all audit and permissible non-audit services provided to us by our independent auditors. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval prior to engagement.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
The Audit Committee reviewed and discussed the services, in addition to audit services, rendered by E&Y during fiscal year 2008, as well as the fees paid therefor, and has determined that the provision of such other services by E&Y, and the fees paid therefor, were compatible with maintaining E&Y’s independence.

Proposal Three
Stockholder Proposal to Declassify the Board of Directors
This proposal is a non-binding proposal by an individual stockholder. For the reasons set forth below, the Board of Directors recommends a vote AGAINST this proposal.
Stockholder Proposal
William C. Thompson, Jr., Comptroller of the City of New York, One Centre Street, New York, New York, 10007-2341, submitted this proposal on behalf of the Boards of Trustees of the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, which are reportedly the beneficial owners of 70,927 shares of our common stock. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which we and our Board of Directors accept no responsibility, are set forth below.
Stockholder Resolution
“BE IT RESOLVED, that the stockholders of Newport Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.”
Supporting Statement
“We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.
In addition, since only a fraction of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.
We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”
Recommendation
The Board of Directors gives serious and deliberate consideration to the positions of our stockholders and has thoroughly considered this proposal. After its consideration, the Board of Directors believes that approval of this proposal would not be in the best interests of our company and our stockholders for the reasons described below and, therefore, recommends a vote against this proposal.
Our Restated Articles of Incorporation and Restated Bylaws currently provide for a “classified board,” which is divided into four classes. The members of each class are elected to serve staggered four-year terms. The current classified board structure has been in place since 1987. Classified boards have been adopted by many other companies, including a majority of the S&P MidCap and SmallCap companies.
We believe that a classified board enhances continuity and stability in our business and policies since a majority of the directors at any given time will have had prior experience and familiarity with our business. This continuity and stability fosters a greater focus on long-term strategic planning and other areas of oversight, thereby enhancing our value to stockholders. Our company is engaged in the development and manufacture of high technology products and solutions for a wide range of industries, including scientific research, microelectronics, aerospace and defense/security, life and health sciences and industrial manufacturing. We believe that the long-term perspective resulting from board continuity and stability is particularly important for a company such as ours, given the significant time, money and effort that is required to successfully develop and commercialize such products and solutions, the fundamentally unpredictable nature of technology development, and the inherent volatility in stock prices for technology companies. Four-year terms also support independent thought and action by non-employee directors, who need not worry about being renominated each year. Moreover, this continuity helps us attract and retain qualified individuals willing to commit the time and dedication necessary to understand our operations and our competitive environment, who we believe are therefore better able to make decisions that benefit our stockholders.
A classified board does not preclude takeover offers. Rather, in the event of an unfriendly or unsolicited effort to take over or restructure the company, the classified board structure facilitates our ability to obtain the best outcome for stockholders by giving us time to negotiate with the entity seeking to gain control of the company and to consider alternative methods of maximizing stockholder value. If a corporation has a classified board and a hostile bidder stages and wins a proxy contest at the corporation’s annual meeting, the bidder can replace approximately one-fourth of the existing directors at that meeting, meaning that the bidder would need to stage and win a second proxy contest at the next annual meeting to potentially gain control of the board. In contrast, if the corporation’s board was declassified, a hostile bidder could at the first annual meeting replace a majority of the directors with directors who are friendly to the bidder.
In the opinion of the Board of Directors, directors of a classified board are just as accountable to stockholders as those on an annually elected board. Since approximately one-fourth of our directors stand for election each year, stockholders have the opportunity annually to vote against, or withhold their votes from, those directors as a way of expressing any dissatisfaction with the Board of Directors or management. Our directors believe that they are no less attentive to stockholder concerns as a result of having been elected to four-year terms, and that they are equally accountable to the stockholders in years when they do not face re-election. The Board of Directors is committed to the highest quality of corporate governance and has adopted Corporate Governance Guidelines that, among other things, focus on the independence of our directors and the effective performance and functioning of the Board of Directors.
This same non-binding stockholder proposal was submitted at our 2008 Annual Meeting of Stockholders. At the meeting, the proposal received approximately 52.5% of the total of the votes cast on the proposal and abstentions thereon and was therefore approved, but the affirmative votes represented only 37.7% of our outstanding shares as of the record date for the meeting. This was well below the affirmative vote of the holders of a majority of our outstanding common stock, which is the vote that would be necessary to amend our Articles of Incorporation to declassify our Board of Directors. The Board of Directors believes that this vote supports the Board’s continued view that the classified board structure is in the best interests of our company and its stockholders.
Stockholders should be aware that, even if approved, this proposal is not binding on the Board of Directors. The Board of Directors will consider the result of the stockholders’ vote with respect to this proposal and will take such action as the Board of Directors, in its business judgment, deems to be in the best interests of our company and its stockholders.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By order of the Board of Directors
/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and Corporate Secretary

NEWPORT CORPORATION
1791 DEERE AVENUE
IRVINE, CA 92606
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Newport Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Newport Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12347	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWPORT CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Directors

1.	ELECTION OF TWO CLASS I DIRECTORS TO SERVE FOR FOUR YEARS	☐	☐	☐

Nominees:
01) Michael T. O’Neill
02) Markos I. Tambakeras

The Board of Directors recommends a vote FOR all director nominees.

Vote On Proposals		For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS NEWPORT’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 2, 2010	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2.

3.	CONSIDERATION OF STOCKHOLDER PROPOSAL TO DECLASSIFY NEWPORT’S BOARD OF DIRECTORS	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposal 3.

4.	OTHER BUSINESS: In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M12348

NEWPORT CORPORATION
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, MAY 19, 2009
By signing the proxy, the undersigned revokes all prior proxies and appoints Robert J. Phillippy and Charles F. Cargile, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Newport Corporation which the undersigned is entitled to represent and vote on the matters shown on the reverse side at the 2009 Annual Meeting of Stockholders of Newport Corporation to be held at the corporate headquarters, located at 1791 Deere Avenue, Irvine, California 92606, on May 19, 2009, at 9:00 a.m. Pacific Time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY BE BROUGHT BEFORE THE MEETING.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)